Filed Pursuant to Rule 424(b)(5)

Registration No. 333-155927

333-155927-02

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee
Teva Pharmaceutical Finance III B.V. 1.700% Senior Notes due 2014	$250,000,000	$29,025.00(1)
Teva Pharmaceutical Industries Limited Guarantee of 1.700% Senior Notes due 2014	(2)	(2)
Teva Pharmaceutical Finance III B.V. Floating Rate Senior Notes due 2014	$500,000,000	$58,050.00(1)
Teva Pharmaceutical Industries Limited Guarantee of Floating Rate Senior Notes due 2014	(2)	(2)
Total		$87,075.00

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. A filing fee of $87,075 has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-155927 and 333-155927-02) by means of this prospectus supplement.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 4, 2008)

Teva Pharmaceutical Finance III B.V.

$250,000,000 1.700% Senior Notes due 2014

$500,000,000 Floating Rate Senior Notes due 2014

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

This is an offering by Teva Pharmaceutical Finance III B.V. (“Teva Finance”) of $250,000,000 of its 1.700% Senior Notes due 2014 (the “fixed rate notes”) and $500,000,000 of its Floating Rate Senior Notes due 2014 (the “floating rate notes” and together with the fixed rate notes, the “notes”). The fixed rate notes will mature on March 21, 2014 and the floating rate notes will mature on March 21, 2014.

Teva Finance will pay interest on the fixed rate notes in arrears on March 21 and September 21 of each year, beginning September 21, 2011, to the holders of record at the close of business on the preceding March 6 and September 6, respectively. Teva Finance will pay interest on the floating rate notes quarterly in arrears on the 21st day of March, June, September and December of each year, beginning on June 21, 2011, to the holders of record at the close of business on the 15th calendar day immediately preceding such interest payment date (whether or not a business day). Payment of all principal and interest payable on the notes is unconditionally guaranteed by Teva Pharmaceutical Industries Limited (“Teva”).

Teva Finance may redeem the fixed rate notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The fixed rate notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the fixed rate notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted on a semi-annual basis, at a rate equal to the sum of the Treasury Rate plus 12.5 basis points, plus accrued and unpaid interest, if any, to the redemption date. The floating rate notes will not be subject to redemption at Teva Finance’s option (other than as set forth below in “Description of the Notes and the Guarantees—Tax Redemption”).

The notes will be unsecured senior obligations of Teva Finance, which is an indirect subsidiary of Teva, and the guarantees will be the unsecured senior obligations of Teva. Teva intends to use the $747,780,000 of net proceeds from the offering to repay amounts outstanding under its unsecured credit facilities.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 1.700% Senior Note due 2014	Total	Per Floating Rate Senior Note due 2014	Total
Offering price(1)	99.942%	$249,855,000	100.000%	$500,000,000
Underwriting discount	0.250%	$625,000	0.250%	$1,250,000
Proceeds to Teva Finance (before expenses)	99.692%	$249,230,000	99.750%	$498,750,000

(1)	Plus accrued interest, if any, from March 21, 2011, if settlement occurs after that date.

The underwriters expect to deliver the notes on or about March 21, 2011.

Active Joint Book-Running Managers
Barclays Capital	Goldman, Sachs & Co.	Morgan Stanley

Passive Book-Running Managers
BNP PARIBAS	Citi	HSBC

Co-Managers
Credit Suisse		J.P. Morgan

The date of this prospectus supplement is March 16, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

This prospectus supplement and accompanying prospectus are only being distributed to and are only directed at (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under Article 3, paragraph 2 of the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Teva Finance or any of the managers to publish a prospectus pursuant to Article 3, paragraph 1 of the Prospectus Directive, in each case, in relation to such offer. Neither Teva Finance nor the managers have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Teva Finance or the managers to publish a prospectus for such offer. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

In connection with the issue of the notes, the book-running managers (or persons acting on behalf of any of the book-running managers) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the joint book-running managers (or persons acting on behalf of a book-running manager) will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the relevant book-running managers (or persons acting on behalf of any book-running manager) in accordance with all applicable laws and rules.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by, reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all references to the “Company,” “we,” “us,” “our” or “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries. All references to “Teva Finance” refer to Teva Pharmaceutical Finance III B.V., an indirect subsidiary of Teva.

The Company

We are a global pharmaceutical company that develops, produces and markets generic drugs in all major therapeutic categories. We are the leading generic drug company in the world – with the leading position in the United States (in terms of both value and volume) as well as in Europe (in terms of value). While our core business is generic pharmaceuticals, approximately 30% of our sales is generated from innovative and branded drugs, which include Copaxone® for multiple sclerosis and Azilect® for Parkinson’s disease as well as biosimilars, respiratory and women’s health products. Our active pharmaceutical ingredient (“API”) manufacturing capabilities enable our own pharmaceutical production to be significantly vertically integrated.

Our global presence ranges from North and Latin America to Europe and Asia. We currently have direct operations in approximately 60 countries including 40 finished dosage pharmaceutical manufacturing sites in 19 countries, 28 pharmaceutical R&D centers and 21 API manufacturing sites.

In 2010, we generated approximately 60% of our sales in North America, approximately 25% in Europe (which includes all European Union (“EU”) member states and other Western European countries) and approximately 15% in other regions (primarily Latin America, Israel, Russia and other Eastern European countries that are not members of the EU).

Teva was incorporated in Israel on February 13, 1944, and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131, Israel, and our telephone number is +972-3-926-7267.

Teva Finance

Teva Finance is a Curaçao private limited liability company that was formed on December 9, 2003 to issue debt securities pursuant to the accompanying prospectus. Its address is Schottegatweg Oost 29D, Curaçao, telephone number +5999-736-6066.

Recent Developments

The following updates relate to litigation previously disclosed in the Company’s 2010 Annual Report on Form 20-F, which was filed with the United States Securities and Exchange Commission on February 15, 2011.

On March 1, 2011, the United States District Court for the Southern District of New York scheduled a trial date of September 7, 2011 in the Company’s consolidated patent infringement litigation against Momenta Pharmaceuticals, Inc./Sandoz Inc. and Mylan Pharmaceuticals, Inc./Mylan Inc./Natco Pharma Ltd. relating to the Company’s leading innovative product, Copaxone® (glatiramer acetate injection).

On March 3, 2011, the United States District Court for the District of New Jersey granted Wyeth’s motion to strike the Company’s patent misuse and unclean hands defenses in the Company’s patent litigation relating to sales of its 20 mg and 40 mg pantoprazole sodium tablets. In its decision, the District Court dismissed the Company’s unclean hands defenses with prejudice. However, the District Court dismissed the Company’s patent misuse defenses without prejudice and with leave to replead such defenses by March 25, 2011. The Company intends to do so by such deadline.

On March 4, 2011, the United States District Court for the District of New Jersey scheduled a trial date of November 14, 2011 in the patent infringement litigation brought by Novartis relating to the Company’s amlodipine besylate/benazepril products, which are the generic versions of Novartis’ Lotrel®.

On March 7, 2011, a hearing was held before an en banc panel of the Nevada Supreme Court relating to evidence that the Company sought to introduce at trials in the District Court of Clark County, Nevada, in which the Company is a defendant, concerning the Company’s propofol product. In May 2010, a jury in the first trial returned a verdict in favor of plaintiffs for $5.1 million in compensatory damages and awarded $356 million in punitive damages against Teva and $144 million in punitive damages against Baxter, the distributor of the product. Two pending trials have been stayed pending resolution by the Supreme Court of the evidentiary questions that were the subject of the hearing. A number of additional trials are scheduled to begin throughout 2011.

The Offering

Issuer	Teva Pharmaceutical Finance III B.V. (“Teva Finance”), which is an indirect, wholly owned subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) that has no assets or operations other than in connection with this offering.

Securities Offered	•	$250 million aggregate principal amount of 1.700% Senior Notes due 2014 of Teva Finance (the “fixed rate notes”) and

•	$500 million aggregate principal amount of the Floating Rate Senior Notes due 2014 of Teva Finance (the “floating rate notes” and, together with the fixed rate notes, the “notes”).

Guarantees	Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal and interest, whether at maturity, upon redemption, by acceleration or otherwise (including any additional amounts in respect of taxes as described in “Description of the Notes and the Guarantees—Additional Tax Amounts”), if any, on the notes.

Ranking	As indebtedness of Teva, the guarantees will rank:

•	senior to the rights of creditors under debt expressly subordinated to the guarantees;

•	equally with other unsecured debt of Teva from time to time outstanding other than any that is subordinated to the guarantees;

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness; and

•	effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries.

Maturity	The fixed rate notes will mature on March 21, 2014 and the floating rate notes will mature on March 21, 2014.

Interest Payment Dates	•	March 21 and September 21 of each year, beginning September 21, 2011, and at maturity, with respect to the fixed rate notes; and

•	March 21, June 21, September 21 and December 21 of each year, beginning June 21, 2011, with respect to the floating rate notes.

Interest Rate	•	1.700% per year in the case of the fixed rate notes; and

•	A rate equal to three-month LIBOR (calculated as set forth in “Description of the Notes and the Guarantees—Interest on the Floating Rate Notes”) plus 0.500%, in the case of the floating rate notes.

Optional Redemption by Teva Finance	Teva Finance may redeem the fixed rate notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice. The fixed rate notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the fixed rate notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined under “Description of the Notes and the Guarantees—Optional Redemption by Teva Finance”) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in “Description of the Notes and the Guarantees—Optional Redemption by Teva Finance”) plus 12.5 basis points, plus accrued and unpaid interest, if any, to the redemption date.

The floating rate notes will not be subject to redemption at Teva Finance’s option (other than as set forth below in “Description of the Notes and the Guarantees—Tax Redemption”).

Use of Proceeds	Teva intends to use the approximately $747.8 million of net proceeds from this offering to repay amounts outstanding under its unsecured credit facilities. See “Use of Proceeds.”

Conflicts of Interest	Certain underwriters of this offering or their affiliates are lenders under Teva’s unsecured credit facilities. Because more than 5% of the proceeds of this offering will be used to repay a portion of the amounts outstanding under such credit facilities, a conflict of interest under FINRA Rule 5121 is deemed to exist, and this offering will be conducted in accordance with that rule.

Form, Denomination and Registration	The notes will be issued only in fully registered form without coupons and in minimum denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000. The notes will be evidenced by one or more global registered notes deposited with the trustee of the notes, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the global registered notes will be shown on, and transfers will be effected through, records maintained by DTC and its direct and indirect participants.

Absence of a Public Market for the Notes	The notes are new securities for which no market currently exists. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that any active or liquid market will develop in the notes.

Summary Selected Historical Financial Data of Teva

The following summary selected operating data for each of the years in the three-year period ended December 31, 2010 and summary selected balance sheet data at December 31, 2010 and 2009 are derived from Teva’s audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The summary selected operating data for each of the years in the two-year period ended December 31, 2007 and summary selected balance sheet data at December 31, 2008, 2007 and 2006 are derived from other audited consolidated financial statements of Teva, which have been prepared in accordance with U.S. GAAP.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Teva, and you should read the summary selected historical financial data together with Teva’s audited consolidated financial statements and related notes and “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F incorporated into this prospectus supplement by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain a copy of this document.

Operating Data

	For the year ended December 31,
	2010	2009	2008		2007		2006
	U.S. dollars in millions (except per share amounts)
Net sales	16,121	13,899	11,085		9,408		8,408
Cost of sales	7,056	6,532	5,117		4,531		4,149

Gross profit	9,065	7,367	5,968		4,877		4,259
Research and development expenses—net	933	802	786		581		495
Selling and marketing expenses	2,968	2,676	1,842		1,264		1,024
General and administrative expenses	865	823	669		637		548
Legal settlements, acquisition, restructuring and other expenses and impairment	410	638	124		—		96
Purchase of research and development in process	18	23	1,402		—		1,295

Operating income	3,871	2,405	1,145		2,395		801
Financial expenses—net	225	202	345	*	91	*	137	*

Income before income taxes	3,646	2,203	800		2,304		664
Provision for income taxes	283	166	184	*	386	*	145	*

	3,363	2,037	616		1,918		519
Share in losses of associated companies—net	24	33	1		3		3

Net income	3,339	2,004	615		1,915		516
Net income attributable to non-controlling interests	8	4	6	**	1	**	2	**

Net income attributable to Teva	3,331	2,000	609		1,914		514

Earnings per share attributable to Teva:
—Basic ($)	3.72	2.29	0.78		2.49		0.68

—Diluted ($)	3.67	2.23	0.75		2.36		0.65

Weighted average number of shares (in millions):
—Basic	896	872	780		768		756

—Diluted	921	896	820		830		805

*	After giving retroactive effect to the adoption of an accounting pronouncement that requires issuers to account separately for the liability and equity components of convertible debt instruments that may be settled in cash (including partial cash settlement).
**	After giving retroactive effect to non-controlling interests reclassification.

Balance Sheet Data

	As of December 31,
	2010	2009	2008
	U.S. dollars in millions
Financial assets (cash, cash equivalents and marketable securities)	1,549	2,465	2,065
Working capital (operating assets and liabilities)	3,835	3,592	3,944
Total assets	38,152	33,210	32,520	*
Short-term debt, including current maturities	2,771	1,301	2,906
Long-term debt, net of current maturities	4,110	4,311	5,475
Total debt	6,881	5,612	8,381
Total equity	22,002	19,259	16,438	*

*	After giving retroactive effect to the adoption of an accounting pronouncement which requires issuers to account separately for the liability and equity components of convertible debt instruments that may be settled in cash (including partial cash settlement).

RISK FACTORS

Before you invest in the notes, you should carefully consider the risks involved. Accordingly, you should carefully consider the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below and in the accompanying prospectus. See “Forward-Looking Statements.”

Risks Related to Our Business

Investment in our securities involves various risks. In making an investment decision, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2010, our Reports of Foreign Private Issuer on Form 6-K that are incorporated herein by reference and any future filings made by Teva pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering as well as the risk factors below.

Risks Related to the Notes

There may not be a liquid market for the notes, and you may not be able to sell your notes at attractive prices or at all.

The notes are a new issue of securities for which there is currently no trading market. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. We do not intend to apply for listing of the notes on any exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. The trading price of the notes will depend on many factors, including:

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	changes in our industry and competition; and

•	general market and economic conditions.

As a result, we cannot assure you that you will be able to sell the notes at attractive prices or at all.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, could cause the liquidity or market value of the notes to decline significantly.

We cannot assure you what rating, if any, will be assigned to the notes. In addition, we cannot assure you that any rating so assigned will remain for any given period of time or that the rating will not be lowered or withdrawn entirely by the rating agency if in that rating agency’s judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the notes.

The terms of the notes do not impose any limitation the ability of Teva, Teva Finance or any of Teva’s other subsidiaries to incur additional unsecured debt. We may incur additional unsecured indebtedness in the future, which could have important consequences to holders of the notes, including that we could have insufficient cash to meet our financial obligations, including our obligations under the notes, and that our ability to obtain additional financing could be impaired.

Because Teva and Teva Finance are foreign entities, you may have difficulties enforcing your rights under the guarantees and under the notes.

Teva is an Israeli company. In addition, most of Teva’s officers, directors or persons of equivalent position reside outside of the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, due to the fact that a substantial portion of our assets are located outside of the United States, it may be difficult to enforce judgments obtained against us or any of our directors and officers in a United States court.

Subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proved to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment is at conflict with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Finance is organized under the laws of Curaçao and its managing and supervisory directors reside outside the United States, and all or a significant portion of the assets of such persons may be, and substantially all of the assets of Teva Finance are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon Teva Finance or any such person or to enforce against Teva Finance or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and Curaçao do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in Curaçao.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in Curaçao, that party may submit to the Curaçao court the final judgment that has been rendered in the United States. A foreign judgment would be enforceable in Curaçao generally, without any re-examination of the merits of the original judgment provided that:

(1)	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2)	the judgment is valid in the jurisdiction where rendered;

(3)	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4)	the judgment does not violate natural justice or any compulsory provisions of Curaçao law or principles of public policy;

(5)	the terms and conditions governing the indenture does not violate any compulsory provisions of Curaçao law or principles of public policy;

(6)	the judgment is not contrary to a prior or simultaneous judgment of a competent Curaçao court; and

(7)	the judgment has not been rendered in proceedings of a penal, revenue or other public law nature.

The guarantees will be subordinated to some of our existing and future indebtedness.

Teva will irrevocably and unconditionally guarantee the punctual payment when due of the principal of and interest, if any, on the notes. As indebtedness of Teva, the guarantees will be Teva’s general, unsecured obligations and will rank equally in right of payment with all of Teva’s existing and future unsubordinated, unsecured indebtedness. The guarantees will be effectively subordinated to any existing and future secured indebtedness Teva may have up to the value of the collateral securing that indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries with respect to the assets of those subsidiaries. These liabilities may include debt securities, credit facilities, trade payables, guarantees, lease obligations, letter of credit obligations and other indebtedness. See “Description of the Notes and the Guarantees—Description of the Guarantees.” The indenture does not restrict us or our subsidiaries from incurring debt in the future, nor does it limit the amount of indebtedness we can issue that is equal in right of payment. At December 31, 2010, Teva’s subsidiaries, other than finance subsidiaries, had $742 million of indebtedness outstanding.

Teva may be subject to restrictions on receiving dividends and other payments from its subsidiaries.

Teva’s income is derived in large part from its subsidiaries. Accordingly, Teva’s ability to pay its obligations under the guarantees depends in part on the earnings of its subsidiaries and the payment of those earnings to Teva, whether in the form of dividends, loans or advances. Such payment by Teva’s subsidiaries to Teva may be subject to restrictions. The indenture does not restrict Teva, Teva Finance or Teva’s other subsidiaries from entering into agreements that contain such restrictions.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	the development and launch of our products, including product approvals and results of clinical trials;

•	projected markets and market size;

•	anticipated results of litigation;

•	our projected revenues, market share, expenses, net income margins and capital expenditures; and

•	our liquidity.

This prospectus supplement contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to: our ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competing generic equivalents, the extent to which we may obtain U.S. market exclusivity for certain of our new generic products and regulatory changes that may prevent us from utilizing exclusivity periods, potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to the generic versions of Neurontin®, Lotrel®, Protonix® and Gemzar®, the extent to which any manufacturing or quality control problems damage our reputation for high quality production, the effects of competition on sales of our innovative products, especially Copaxone® (including potential generic and oral competition for Copaxone®), the impact of continuing consolidation of our distributors and customers, our ability to identify, consummate and successfully integrate acquisitions (including the acquisition of ratiopharm), interruptions in our supply chain or problems with our information technology systems that adversely affect our complex manufacturing processes, intense competition in our specialty pharmaceutical businesses, any failures to comply with the complex Medicare and Medicaid reporting and payment obligations, our exposure to currency fluctuations and restrictions as well as credit risks, the effects of reforms in healthcare regulation, adverse effects of political or economical instability, major hostilities or acts of terrorism on our significant worldwide operations, increased government scrutiny in both the U.S. and Europe of our agreements with brand companies, dependence on the effectiveness of our patents and other protections for innovative products, our ability to achieve expected results through our innovative R&D efforts, the difficulty of predicting U.S. Food and Drug Administration, European Medicines Agency and other regulatory authority approvals, uncertainties surrounding the legislative and regulatory pathway for the registration and approval of biotechnology-based products, potentially significant impairments of intangible assets and goodwill, potential increases in tax liabilities resulting from challenges to our intercompany arrangements, our potential exposure to product liability claims to the extent not covered by insurance, the termination or expiration of governmental programs or tax benefits, current economic conditions, any failure to retain key personnel or to attract additional executive and managerial talent, environmental risks and other factors that are discussed in this prospectus, our Annual Report on Form 20-F for the year ended December 31, 2010, and in our other filings with the United States Securities and Exchange Commission (the “SEC”).

Forward looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our Reports of Foreign Private Issuer on Form 6-K that are filed with the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” above and in the accompanying prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here or in the accompanying prospectus could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with U.S. GAAP for each of the periods presented below was as follows:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	16.5	9.4	4.5	9.5	4.1

CAPITALIZATION

The following table sets forth Teva’s capitalization as of December 31, 2010:

•	On a historical basis; and

•

On an as adjusted basis to give effect to the issuance and sale of the notes and the application of the approximately $747.8 million of net proceeds therefrom to repay amounts outstanding under our unsecured credit facilities (see “Use of Proceeds”).

You should read this table together with the consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus supplement.

	December 31, 2010 (Unaudited)
	Actual	As adjusted
	U.S. Dollars in Millions
Short-term debt, including current maturities excluding convertible debentures	$1,432	$1,332	(1)
0.25% Convertible Senior Debentures due 2026	530	530
1.75% Convertible Senior Debentures due 2026(2)	809	809

Total short-term debt	2,771	2,671

1.500% Senior Notes due 2012	1,000	1,000
1.700% Senior Notes due 2014	—	250
Floating Rate Senior Notes due 2014	—	500
3.000% Senior Notes due 2015	1,000	1,000
5.550% Senior Notes due 2016	493	493
6.150% Senior Notes due 2036	987	987
Other long-term debt, net of current maturities	630	630

Total long-term debt	4,110	4,860

Equity:
Teva shareholders’ equity:
Ordinary shares of NIS 0.10 par value: authorized—2,500 million shares; issued and outstanding—actual—937 million shares	49	49
Additional paid-in capital	13,246	13,246
Retained earnings	9,325	9,325
Accumulated other comprehensive income	350	350
Treasury shares—40 million ordinary shares	(1,023)	(1,023)

	21,947	21,947

Non-controlling interests	55	55

Total equity	22,002	22,002

Total capitalization	$28,883	$29,533

(1)	Does not reflect the application of approximately $647.8 million of the net proceeds from this offering to repay short-term debt incurred after December 31, 2010.
(2)	On February 1, 2011, all of the outstanding 1.75% Convertible Senior Debentures due 2026 were redeemed or converted into the right to receive cash and our ADSs.

USE OF PROCEEDS

Teva estimates that it will receive net proceeds of approximately $747.8 million from this offering. Teva intends to use such net proceeds to repay (i) a portion of the amount outstanding under a syndicated credit facility, which matures in January 2014 and was used to finance the redemption and conversion in February 2011 of its 1.75% Convertible Senior Debentures due 2026, and (ii) a portion of the amounts outstanding under certain other unsecured credit facilities, which mature in July 2011 and were used to finance the acquisition of ratiopharm in August 2010. The indebtedness under these facilities bears interest at floating rates based on USD LIBOR plus a margin ranging from 0.95% to 1.0%.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

Teva Finance will issue the 1.700% Senior Notes due 2014 (the “fixed rate notes”) and the Floating Rate Senior Notes due 2014 (the “floating rate notes” and, together with the fixed rate notes, the “notes”) under a senior indenture, to be dated as of March 21, 2011, by and among Teva Finance, Teva and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture to be dated as of March 21, 2011. The terms of the notes include those provided in the indenture. Teva will irrevocably and unconditionally guarantee the punctual payment by Teva Finance of the principal of and interest, if any, on the notes of each series.

The following description is only a summary of the material provisions of the notes of each series and the related indenture and guarantees. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address set forth in the section titled “Incorporation of Certain Documents by Reference.”

When we refer to Teva in this section, we refer only to Teva Pharmaceutical Industries Limited. When we refer to Teva Finance in this section, we refer to Teva Pharmaceutical Finance III B.V., an indirect, wholly owned subsidiary of Teva organized as a Curaçao private limited liability company.

We refer to the indenture referenced in the first paragraph of this section, as supplemented, as the indenture.

Brief Description of the Notes

The notes will:

•	be limited to

•	$250 million aggregate principal amount with respect to the fixed rate notes and

•	$500 million aggregate principal amount with respect to the floating rate notes,

subject to reopening of the notes at the discretion of Teva Finance;

•	accrue interest

•

at a rate of 1.700% on the fixed rate notes, payable semiannually in arrears on March 21 and September 21 of each year, beginning September 21, 2011 to the holders of record at the close of business on the preceding March 6 and September 6, respectively; and

•

at a rate equal to three-month LIBOR (calculated as set forth under “Payment of Interest and Principal—Interest on the Floating Rate Notes”) plus 0.500% on the floating rate notes, payable quarterly in arrears on the 21st day of March, June, September and December, beginning June 21, 2011, to the holders of record at the close of business on the 15th calendar day immediately preceding such interest payment date (whether or not a business day);

•	be general unsecured obligations of Teva Finance;

•

in the case of the fixed rate notes, be redeemable at the option of Teva Finance at any time at the greater of (1) 100% of the principal amount of the fixed rate notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 12.5 basis points, plus accrued and unpaid interest, if any, to the date of redemption (in addition to being redeemable as set forth below under “—Tax Redemption”), and in the case of the floating rate notes, not be subject to redemption at Teva Finance’s option (other than as set forth below under “—Tax Redemption”; and

•	be due on March 21, 2014, in the case of the fixed rate notes, and March 21, 2014, in the case of the floating rate notes.

The indenture does not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva, Teva Finance or any of Teva’s other subsidiaries may incur except as described in “—Certain Covenants” below. The indenture does not protect you in the event of a highly leveraged transaction or change of control of Teva or Teva Finance. The notes do not contain any sinking fund provisions.

Teva Finance may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchased or negotiated transactions without giving prior notice to holders.

You may present definitive registered notes for registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding registration of transfer and exchange of global registered notes, see “—Form, Denomination and Registration” below.

Description of the Guarantees

Teva will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption, by acceleration or otherwise, of the principal of and interest (including any additional amounts in respect of taxes as provided herein), if any, on the notes of each series. The guarantees will be enforceable by the trustee, the holders of the applicable series of the notes and their successors, transferees and assigns in each case of the applicable series of notes.

Each guarantee will be an unsecured senior obligation of Teva. As indebtedness of Teva, after giving effect to the offerings contemplated hereby, each guarantee will rank:

•	senior to the rights of creditors under debt expressly subordinated to the guarantee (at December 31, 2010, Teva had no subordinated debt outstanding);

•

equally with other unsecured debt of Teva from time to time outstanding other than any that is subordinated to the guarantee (at December 31, 2010, Teva had $3,978 million of senior unsecured debt outstanding);

•	effectively junior to Teva’s secured indebtedness up to the value of the collateral securing that indebtedness (at December 31, 2010, Teva had no secured debt outstanding); and

•

effectively junior to the indebtedness and other liabilities of Teva’s subsidiaries (at December 31, 2010, Teva’s subsidiaries, other than finance subsidiaries, had $742 million of indebtedness outstanding).

Except as described in “—Certain Covenants” below, the indenture does not contain any financial covenants or restrictions on the amount of additional indebtedness that Teva, Teva Finance or any of Teva’s other subsidiaries may incur.

Payment of Interest and Principal

Interest on the Fixed Rate Notes

The fixed rate notes will bear interest at the rate of 1.700% per year, payable semiannually in arrears on March 21 and September 21 of each year, beginning September 21, 2011, to the holders of record at the close of business on the preceding March 6 and September 6, respectively, whether or not a Business Day. If an interest payment date falls on a day that is not a Business Day (as defined below), interest will be payable on the next succeeding Business Day with the same force and effect as if made on such interest payment date. Interest on the notes generally will be computed on the basis of a 360-day year comprised of twelve 30-day months, and will accrue from March 21, 2011 or from the most recent interest payment date to which interest has been paid.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the trustee’s corporate trust office is closed for business.

Interest on the Floating Rate Notes

The floating rate notes will bear interest from March 21, 2011, payable quarterly in arrears on the 21st day of March, June, September and December (each, a “Quarterly Interest Payment Date”) to the holders of record at the close of business on the 15th calendar day immediately preceding such Quarterly Interest Payment Date (whether or not a Business Day). However, interest payable on the maturity date of a floating rate note will be paid to the person to whom principal is payable.

The initial Quarterly Interest Payment Date for the floating rate notes is June 21, 2011. The amount of interest payable on the floating rate notes will be computed on the basis of the actual number of days elapsed over a 360-day year. If any Quarterly Interest Payment Date (other than the maturity date) would otherwise be a day that is not a Business Day, the Quarterly Interest Payment Date will be the next succeeding Business Day. If the maturity date for the floating rate notes is not a Business Day, the principal and interest due on that date will be payable on the next succeeding Business Day, and no interest shall accrue for the intervening period.

The floating rate notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application, as determined by Teva Finance. The interest rate applicable to the floating rate notes during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.500%. Promptly upon such determination, the Calculation Agent will notify Teva Finance and the trustee, if the trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the floating rate notes, Teva Finance and the trustee.

Upon the request of a holder of the floating rate notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

The accrued interest for any period is calculated by multiplying the principal amount of a floating rate note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.

All percentages resulting from any calculation of the interest rate on the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half-cent being rounded upwards).

“Calculation Agent” means The Bank of New York Mellon, or its successor appointed by Teva Finance, acting as calculation agent.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Period” means the period commencing on a Quarterly Interest Payment Date for the floating rate notes (or, with respect to the initial Interest Period only, commencing on the issue date for the floating rate notes) and ending on the day before the next succeeding Quarterly Interest Payment Date for the floating rate notes.

“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next Quarterly Interest Payment Date that appears on Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period. If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters, selected by Teva Finance, at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period. Teva Finance will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters, selected by Teva Finance, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by Teva Finance to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period.

“London Business Day” means a day that is a Business Day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Reuters LIBOR01 Page” means the display designated as page LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

Mechanics of Payment

Except as provided below, Teva Finance will pay interest on:

•	the global registered notes to DTC in immediately available funds;

•	any definitive registered notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	any definitive registered notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

At maturity, Teva Finance will pay interest on the definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Teva Finance will pay principal on:

•	the global registered notes to DTC in immediately available funds; and

•	any definitive registered notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Reference to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and additional amounts in respect to taxes, if any.

Optional Redemption by Teva Finance

The floating rate notes will not be subject to redemption at Teva Finance’s option (other than as set forth under “—Tax Redemption”). Teva Finance may, however, redeem the fixed rate notes, in whole or in part, at any time or from time to time, on at least 20 days’, but not more than 60 days’, prior notice mailed to the registered address of each holder of the fixed rate notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the fixed rate notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 12.5 basis points, plus accrued and unpaid interest, if any, to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the fixed rate notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the fixed rate notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors and two other primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) selected by us. If any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each fixed rate note to be redeemed, the remaining scheduled payments of principal of and interest on such fixed rate note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such fixed rate note, the amount of the next succeeding scheduled interest payment on such fixed rate note will be reduced by the amount of interest accrued on such fixed rate note to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the fixed rate notes or any portion of the fixed rate notes as is called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the fixed rate notes to be redeemed on such date. If less than all of the fixed rate notes are to be redeemed, the fixed rate notes to be redeemed shall be selected by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

The terms of the notes do not prevent us from purchasing notes on the open market.

Certain Covenants

Limitations on Secured Debt. If Teva or any of its subsidiaries creates, incurs, assumes or suffers to exist any lien on any of its property (including a subsidiary’s stock or debt) to secure other debt, Teva will secure the notes on the same basis for so long as such other debt is so secured, unless, after giving effect to such lien, the aggregate amount of the secured debt then outstanding (not including debt secured by liens permitted below) plus the value of all sale and leaseback transactions described in paragraph (3) of “—Limitations on Sales and Leasebacks” below would not exceed 10% of Teva’s consolidated net worth. The restrictions do not apply to the following liens:

•	liens existing as of the date when Teva Finance first issues the notes pursuant to the indenture;

•

liens on property created prior to, at the time of or within 120 days after the date of acquisition, completion of construction or completion of improvement of such property to secure all or part of the cost of acquiring, constructing or improving all or any part of such property;

•	landlord’s, material men’s, carriers’, workmen’s, repairmen’s or other like liens which are not overdue or which are being contested in good faith in appropriate proceedings;

•

liens existing on any property of a corporation or other entity at the time it became or becomes a subsidiary of Teva (provided that the lien has not been created or assumed in contemplation of that corporation or other entity becoming a subsidiary of Teva);

•	liens securing debt owing by a subsidiary to Teva or to one or more of its subsidiaries;

•

liens in favor of any governmental authority of any jurisdiction securing the obligation of Teva or any of its subsidiaries pursuant to any contract or payment owed to that entity pursuant to applicable laws, regulations or statutes; and

•	any extension, renewal, substitution or replacement of the foregoing, provided that the principal amount is not increased and that such lien is not extended to other property.

Limitations on Sales and Leasebacks. Teva will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction covering any property after the date when Teva Finance first issues the notes pursuant to the indenture unless:

(1)	the sale and leaseback transaction:

A.	involves a lease for a period, including renewals, of not more than five years;

B.	occurs within 270 days after the date of acquisition, completion of construction or completion of improvement of such property; or

C.	is with Teva or one of its subsidiaries; or

(2)	Teva or any subsidiary, within 270 days after the sale and leaseback transaction shall have occurred, applies or causes to be applied an amount equal to the value of the property so sold and leased back at the time of entering into such arrangement to the prepayment, repayment, redemption, reduction or retirement of any indebtedness of Teva or any subsidiary that is not subordinated to the notes and that has a stated maturity of more than twelve months; or

(3)	Teva or any subsidiary would be entitled pursuant to the exceptions under “—Limitations on Secured Debt” above to create, incur, issue or assume indebtedness secured by a lien in the property without equally and ratably securing the notes.

Certain Other Covenants

The indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of notes.

Additional Tax Amounts

Neither Teva Finance, as the issuer, nor Teva, as the guarantor, will withhold or deduct from payments made with respect to the notes of any series on account of any present or future taxes, duties, assessments or governmental charges imposed by or on behalf of Curaçao, Israel or any jurisdiction where a successor to Teva Finance or Teva is incorporated or organized or considered to be a resident, if other than Curaçao or Israel, respectively, or any jurisdiction through which payments will be made (“Taxing Jurisdiction”) unless such withholding or deduction is required by law. In the event that Teva Finance or Teva is required to withhold or deduct on account of any such taxes from any payment made under or with respect to the notes of any series, Teva Finance or Teva, as the case may be, will (i) withhold or deduct such amounts, (ii) pay such additional tax amounts so that the net amount received by each holder of notes of that series, including those additional tax amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted and (iii) pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law, except that no such additional amounts will be payable in respect of any note:

(1)	to the extent that such Taxes are imposed or levied by reason of such holder (or the beneficial owner) having some present or former connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such Note or receiving principal or interest payments on the Notes (including but not limited to citizenship, nationality, residence, domicile, or the existence of a business, permanent establishment, a dependant agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

(2)	in respect of any Tax that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the notes to make a declaration of non-residence, or any other claim or filing for exemption to which it is entitled or otherwise comply with any reasonable certification, identification, information, documentation or other reporting requirement concerning nationality, residence, identity or connection with the Taxing Jurisdiction if (a) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, (b) the holder (or beneficial owner) is able to comply with these requirements without undue hardship and (c) we have given the holders (or beneficial owners) at least 30 calendar days prior notice that they will be required to comply with such requirement;

(3)	in respect of any Tax imposed on a holder or a beneficial owner of the notes who is an individual resident of the European Union as a result of such holder or beneficial owner’s failure to provide the requisite information to Teva Finance to allow such holder to take advantage of the exemption from the savings income tax provided in article 10 of the Land Ordinance on Savings Income in Curaçao;

(4)	to the extent that such Taxes are imposed by reason of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as otherwise provided in the indenture;

(5)	to the extent that any such taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the notes been presented for payment on any date during such 30-day period; or

(6)	any combination of items (1) through (5) above.

“Taxes” means, with respect to payments on the Notes, all taxes, withholdings, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having power to tax.

Teva Finance, as the issuer, and Teva, as the guarantor, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the notes of any series or any other document or instrument in relation thereto.

Tax Redemption

The notes of each series may be redeemed as a whole, but not in part, at the option of Teva Finance at any time prior to maturity, upon the giving of a notice of tax redemption to the holders, if Teva Finance determines that, as a result of:

•

any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Relevant Jurisdiction or any political subdivision or taxing authority of or in the Relevant Jurisdiction affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issuance of the notes, Teva Finance, Teva or any successor to Teva Finance or Teva, as the case may be, is or will become obligated to pay additional tax amounts with respect to the notes of that series, as described above under “—Additional Tax Amounts”; provided that Teva Finance (or its successor), in its business judgment, determines that such obligation cannot be avoided by Teva Finance, Teva or any successor, as the case may be, taking reasonable measures available to it.

The redemption price will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which such notice will be given not earlier than 90 days prior to the earliest date on which Teva Finance (or its successor) or, as the case may be, Teva (or its successor) would be obligated to pay such additional tax amounts if a payment in respect of the notes were actually due on such date and, at the time such notification of redemption is given, such obligation to pay such additional tax amounts remains in effect.

Prior to giving the notice of a tax redemption, Teva Finance (or its successor) will deliver to the trustee:

•

a certificate signed by a duly authorized officer stating that Teva Finance is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of Teva Finance to so redeem have occurred; and

•	an opinion of independent legal counsel of recognized standing to that effect based on the statement of facts.

Events of Default

Each of the following constitutes an event of default under the indenture:

(1)	Teva Finance’s failure to pay when due the principal of any of the notes at maturity or upon redemption;

(2)	Teva Finance’s failure to pay an installment of interest on any of the notes for 30 days after the date when due;

(3)	Teva’s failure to perform its obligations under its guarantees under the indenture;

(4)	except as permitted by the indenture, the related guarantee by Teva shall be held in any final, nonappealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Teva, or any person acting on behalf of Teva, shall deny or disaffirm its obligations under such guarantee;

(5)	Teva’s or Teva Finance’s failure to perform or observe any other term, covenant or agreement contained in the indenture or the notes for a period of 60 days after written notice of such failure, requiring Teva or Teva Finance, as the case may be, to remedy the same, shall have been given to Teva Finance by the trustee or to Teva Finance and the trustee by the holders of at least 25% in aggregate principal amount of the notes of the relevant series then outstanding;

(6)	Teva’s or Teva Finance’s default under any Indebtedness (as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $100 million, for a period of 30 days after written notice to Teva Finance by the trustee or to Teva Finance and the trustee by holders of at least 25% in aggregate principal amount of the notes of the relevant series then outstanding, which default:

•

is caused by Teva or Teva Finance’s, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or

•	results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

(7)	Teva or Teva Finance’s, bankruptcy, insolvency or reorganization.

The indenture will provide that the trustee shall (other than in the case of (7) above, which shall result in the notes becoming immediately due and payable), within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of a series of notes affected then outstanding may declare the principal amount of the notes of that series due and payable together with accrued interest, and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes of that series by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes of the relevant series then outstanding.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified to its satisfaction by the holders of a given series of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes of each series then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes of each series then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Teva Finance will be required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the indenture.

“Indebtedness” means, with respect to any person:

(1)	any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed such person in the ordinary course of business in connection with the obtaining of materials or services;

(2)	obligations under exchange rate contracts or interest rate protection agreements;

(3)	any obligations to reimburse Teva Finance of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

(4)	any liability of another person of the type referred to in clause (1), (2) or (3) which has been assumed or guaranteed by such person; and

(5)	any obligations described in clauses (1) through (3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Consolidation, Merger or Assumption

Teva Finance may, without the consent of the holders of the notes that it issues, consolidate with, merge into or transfer all or substantially all of its assets to any other corporation, limited liability company, partnership or trust organized under the laws of Curaçao, provided that:

•	the successor entity assumes all of the obligations of Teva Finance under the indenture and the notes; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

Under the terms of the indenture, Teva may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation provided that:

•	the successor corporation assumes all of the obligations of Teva under the indenture and the notes issued pursuant to it; and

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

The indenture provides that so long as any notes issued under it are outstanding, all of Teva Finance’s membership interests will be owned directly or indirectly by Teva or its successor.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

The indenture provides that it cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or any installment of interest on that note;

•	reduce the principal amount of or interest on that note;

•	change the currency of payment of that note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to that note;

•	modify Teva Finance’s obligations to maintain an office or agency in New York City;

•	modify Teva’s obligation to own, directly or indirectly, all of Teva Finance’s outstanding membership interests;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of the notes of that series;

•	modify the applicable guarantee in a manner adverse to the holders of the notes of that series;

•	reduce the percentage in aggregate principal amount of outstanding notes of that series necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes of that series outstanding required for the adoption of a resolution.

Changes Requiring Majority Approval

Except as described above, the indenture may be modified or amended with the written consent of the holders of at least a majority in aggregate principal amount of each series of notes affected at the time outstanding.

Changes Requiring No Approval

The indenture may be modified or amended by Teva Finance, Teva and the trustee, without the consent of the holder of any note of a given series, for the purposes of, among other things:

•	adding to Teva or Teva Finance’s covenants for the benefit of the holders of notes of that series;

•	surrendering any right or power conferred upon Teva or Teva Finance;

•	providing for the assumption of Teva or Teva Finance’s obligations to the holders of notes of that series in the case of a merger, consolidation, conveyance, transfer or lease;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

curing any ambiguity, supplying any omission or correcting any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of Teva Finance’s managing and supervisory directors, adversely affect the interests of the holders of notes of that series in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the notes issued under the indenture contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the notes of any series; or

•	adding or modifying any other provisions which Teva Finance and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes of that series.

Satisfaction and Discharge

Teva Finance and Teva may satisfy and discharge their obligations under the indenture while notes issued under the indenture remain outstanding if:

•	all outstanding notes issued under the indenture have become due and payable at their scheduled maturity; or

•	all outstanding notes issued under the indenture have been called for redemption,

and, in either case, Teva Finance has deposited with the trustee an amount sufficient to pay and discharge all outstanding notes issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

The indenture and the notes of each series will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Paying Agent

The Bank of New York Mellon, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes of each series, as well as Calculation Agent with respect to the floating rate notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Form, Denomination and Registration

Denomination and Registration. The notes will be issued in fully registered form, without coupons, in denominations of $2,000 principal amount and whole multiples of $1,000 in excess of $2,000.

Global Notes; Book-Entry Form. The notes of each series will be represented by permanent global notes in definitive, fully registered form without interest coupons. The global registered notes will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Except as set forth below, the global registered notes will be transferable, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant whether directly or indirectly.

Upon the issuance of the global registered notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global registered notes to the accounts of participants. The accounts credited will be designated by the underwriters of the beneficial interests. Ownership of beneficial interests in the global registered notes is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global registered notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global registered notes other than participants).

So long as DTC or its nominee is the registered holder and owner of the global registered notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global registered notes for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global registered notes will not be entitled to receive definitive registered notes and will not be considered to be the owners or holders of any notes under the global registered notes. Teva Finance understands that under existing industry practice, in the event an owner of a beneficial interest in the global registered notes desires to take any action that DTC, as the holder of the global registered notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global registered notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Teva Finance will make payments of the principal and interest on the notes represented by the global registered notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global registered notes.

Teva Finance expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global registered notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global registered notes as shown on the records of DTC or its nominee. Teva Finance also expects that payments by participants and indirect participants to owners of beneficial interests in the global registered notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and none of Teva Finance, Teva, the trustee or any paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global registered notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in the global registered notes.

Unless and until they are exchanged in whole or in part for definitive registered notes, the global registered notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global registered notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global registered notes from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and the credit of any transactions interests in the global registered notes settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global registered notes by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Teva Finance expects that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts at DTC interests in the global registered notes are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the global registered notes for definitive registered notes, which it will distribute to its participants.

Although Teva Finance expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global registered notes among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of Teva Finance, Teva or the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global registered notes of any series or ceases to be a clearing agency registered under the Exchange Act and Teva Finance does not appoint a successor depositary within 90 days, Teva Finance will issue definitive registered notes in exchange for the global registered notes of the affected series.

Definitive Notes. Definitive registered notes may be issued in exchange for notes of any series represented by global registered notes only if Teva Finance does not appoint a successor depositary as set forth above under “—Global Notes; Book-Entry Form” or in other limited circumstances set forth in the indenture.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Willkie Farr & Gallagher LLP, the following are the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•

they are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

The term U.S. Holder also includes certain former citizens and residents of the United States.

Payments of Interest

It is expected (and this discussion assumes) that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note (including any additional amounts and tax withheld from such interest or additional amounts) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

A U.S. Holder may be entitled to deduct or credit any tax withheld, subject to applicable limits. Interest income earned by a U.S. Holder will constitute foreign source income for U.S. federal income tax purposes with respect to the notes, which may be relevant to a U.S. Holder in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal its initial investment in that note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Certain non-corporate U.S. Holders are eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax

In addition to the above, newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on interest and capital gains for taxable years beginning after December 31, 2012.

Backup Withholding and Information Reporting

Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder may be subject to U.S. backup withholding tax on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or does not otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

CURAÇAO TAX ISSUES

The following is a summary of certain material Curaçao tax considerations relating to the purchase, ownership and disposition of the notes by persons who are not residents of Curaçao for Curaçao tax purposes. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

The following discussion is for general information only. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of Curaçao tax laws to their particular situations as well as any tax consequences arising under any non-Curaçao taxing jurisdiction or under any applicable tax treaty.

Payments of Interest

Under existing Curaçao laws and except as described in the next paragraph, payments of interest in respect of the notes will not be subject to taxation in Curaçao and no withholding will be required on such payments to any holders of a note, including beneficial owners that are U.S. Holders (as defined above in “United States Federal Income Tax Considerations”).

Beneficial owners of the notes that are individuals residing in the European Union will generally be subject to a withholding tax on payments of interest in respect of the notes based on the Land Ordinance on savings income P.B. 2006/50. The withholding tax rate is 20% until July 1, 2011. As of July 1, 2011 the withholding tax rate will be increased to 35%. This withholding tax may be avoided, however, if the individual residing in the European Union makes a written request to Teva Finance certifying as to the accuracy of the following information to Teva Finance in order for Teva Finance to exchange the following information with the Curaçao tax authorities who would in turn share such information with the relevant EU Member State:

1.	Full name of the beneficiary as stated in the passport or other identification document;

2.	Country of residence of the beneficiary;

3.	Tax identification number of the beneficiary;

4.	Day of birth;

4.	Address (street name, city and zip code) of the beneficiary;

5.	Dates of interest payment;

6.	Type of interest payment and amount of interest payment; and

7.	Bank account number of the beneficiary.

Sale, Exchange or Retirement of the Notes

Under existing Curaçao laws, gains derived from the sale of notes by a holder of the notes will not be subject to taxation in Curaçao.

ISRAELI TAX ISSUES

The following is a summary of certain material Israeli tax considerations relating to the purchase, ownership and disposition of the notes by persons who are not residents of the State of Israel for Israeli tax purposes. It is not, however, a complete analysis of all the potential tax considerations that may be applicable to all potential investors.

The following discussion is for general information only. Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of Israeli income tax laws to their particular situations as well as any tax consequences arising under any non-Israeli taxing jurisdiction or under any applicable tax treaty.

Withholding Taxes on Interest Payable by Teva to Non-Israeli Residents

An Israeli company paying interest on a note denominated in a foreign currency to an individual who is a non-Israeli resident is required to withhold tax at a rate of 20%, except for interest paid to “material shareholders,” who are subject to tax according to their marginal tax rate. “Material shareholders” for these purposes are shareholders who hold directly or indirectly, including with others, at least 10% of any means of control in the company. Taxes to be withheld from interest paid to non-Israeli residents by an Israeli company may be reduced under an applicable tax treaty.

An Israeli company paying interest on a similar note to a corporate entity will be subject to withholding tax in accordance with the applicable corporate tax rate for the year in which the interest is paid, such rates being 24% in 2011, 23% in 2012, 22% in 2013, 21% in 2014, 20% in 2015 and 18% in 2016 and thereafter.

The aforementioned might only apply if Teva as a guarantor pays interest on the notes.

In the event that interest is paid by Teva as a guarantor to a United States tax resident entitled to the reduced tax rate under the U.S.-Israel tax treaty, then the tax rate on such gross interest amounts paid shall not exceed 17.5% (whether the recipient is an individual or a corporation).

Teva and Teva Finance have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Israeli or Curaçao authorities. See “Description of the Notes and the Guarantees—Additional Tax Amounts.”

UNDERWRITING

We have entered into an underwriting agreement with Barclays Capital Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters, pursuant to which, and subject to the terms and conditions of which, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the principal amount of notes set forth in the following table.

Underwriters	Principal Amount of the Fixed Rate Notes	Principal Amount of the Floating Rate Notes
Barclays Capital Inc.	$ 65,500,000	$131,000,000
Goldman, Sachs & Co.	65,500,000	131,000,000
Morgan Stanley & Co. Incorporated	65,500,000	131,000,000
BNP Paribas Securities Corp.	13,400,000	26,800,000
Citigroup Global Markets Inc.	13,400,000	26,800,000
HSBC Securities (USA) Inc.	13,400,000	26,800,000
Credit Suisse Securities (USA) LLC	6,650,000	13,300,000
J.P. Morgan Securities LLC	6,650,000	13,300,000

Total	$250,000,000	$500,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of certain customary conditions contained in the underwriting agreement.

The underwriters have advised us that they intend to offer the notes of each series initially at the applicable offering price shown on the cover page of this prospectus supplement and may offer notes to certain dealers at the offering price less a selling concession not to exceed $1.50 per $1,000 aggregate principal amount with respect to the fixed rate notes and $1.50 per $1,000 aggregate principal amount with respect to the floating rate notes. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers not to exceed $1.25 per $1,000 in aggregate principal amount with respect to the fixed rate notes and $1.25 per $1,000 aggregate principal amount with respect to the floating rate notes. After the initial offering of the notes, the underwriters may change the public offering price and the concession to selected dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Commission and Expenses

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering. The underwriting discounts and commissions are equal to 0.250% of the principal amount of the fixed rate notes and 0.250% of the principal amount of the floating rate notes.

	Per Note	Total
Fixed Rate Notes	$2.50	$ 625,000
Floating Rate Notes	$2.50	$1,250,000

Total		$1,875,000

The expenses of the offering that are payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $200,000.

Prior to this offering, there has been no public market for the notes. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure investors that there will be adequate liquidity or an adequate trading market for the notes.

Price Stabilization and Short Positions

The underwriters may engage in over-allotment and stabilizing transactions or purchases and passive market making for the purpose of pegging, fixing or maintaining the price of the notes in accordance with Regulation M under the Exchange Act:

•

Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriter is obligated to purchase, which creates a short position. Since the underwriters in this offering do not have an option to purchase additional securities, their short position will be a naked short position. A naked short position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions as well as other purchases made by the underwriters for their own accounts may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make representations that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Lock-up Agreements

Teva Finance and Teva have agreed with the underwriters that, unless we receive the prior written consent of the representatives of Barclays Capital Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, which we refer to as the representatives, we may not, subject to certain customary exceptions, from the date of the underwriting agreement to the closing date of this offering, directly or indirectly, offer, sell, or contract to sell, or otherwise dispose of any debt securities issued or guaranteed by Teva Finance or Teva.

Indemnification

We have agreed to indemnify the several underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of certain representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

Purchasers of the notes offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Israeli Legal Matters

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of notes in Israel may be made only in accordance with the Israeli Securities Act-1968 (which requires, inter alia, the filing of a prospectus in Israel).

United Kingdom Legal Matters

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Teva Finance or Teva;

•	and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

European Economic Area Legal Matters

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented, warranted and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes in any circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Other Legal Matters

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Each underwriter has represented and agreed that it will comply with applicable laws and regulations in each jurisdiction (including each jurisdiction in the European Economic Area that has not, as of the date of this prospectus supplement, implemented the Prospectus Directive) in which it acquires, offers, sells or delivers the notes, or has in its possession or distributes any free writing prospectus and any preliminary prospectus or final prospectus relating to the notes.

Conflicts of Interest

Certain underwriters of this offering or their affiliates are lenders under Teva’s unsecured credit facilities. Because more than 5% of the proceeds of this offering will be used to repay a portion of the amounts outstanding under such credit facilities, a conflict of interest under FINRA Rule 5121 is deemed to exist, and this offering will be conducted in accordance with that rule.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the underwriters and their respective affiliates have directly and indirectly provided investment and/or commercial banking services to us, and may do so in the future, for which they have received customary compensation and expense reimbursement, including, but not limited to, serving as:

•	financial advisors to us and assisting in obtaining financing; and

•	lenders under our credit facilities.

As described above, affiliates of certain underwriters are lenders under our unsecured credit facilities and we intend to use the approximately $747.8 million of net proceeds from this offering to repay amounts outstanding under such credit facilities. See “Use of Proceeds.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Teva Finance or Teva. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, the related financial statement schedule, incorporated in this prospectus supplement by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of Teva’s internal control over financial reporting have been audited by Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given on their authority as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for Teva Finance by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Curaçao law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for Teva Finance by VanEps Kunneman VanDoorne, Curaçao. Certain legal matters with respect to Israeli law with respect to the validity of the notes offered by this prospectus supplement will be passed upon for Teva Finance by Tulchinsky Stern Marciano Cohen Levitsky & Co., Israel. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York and, with respect to Israeli law, by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus supplement. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system and filed electronically with the SEC. We began filing through the EDGAR system on October 31, 2002.

Our ADSs are quoted on the Nasdaq Global Select Market under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2010; and

(2)	Our Reports of Foreign Private Issuer on Form 6-K, filed with the SEC on January 5, 2011, January 10, 2011, January 25, 2011, January 26, 2011, January 27, 2011, February 2, 2011, February 9, 2011, February 10, 2011 and March 1, 2011.

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and until this offering is completed shall be deemed to be incorporated by reference into this prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

American Depositary Shares, each representing

one Ordinary Share, Debt Securities,

Purchase Contracts, Units and Warrants

TEVA PHARMACEUTICAL FINANCE III, LLC

TEVA PHARMACEUTICAL FINANCE IV, LLC

TEVA PHARMACEUTICAL FINANCE II B.V.

TEVA PHARMACEUTICAL FINANCE III B.V.

Debt Securities, fully and unconditionally guaranteed by

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We and our finance subsidiaries may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share;

•	senior or subordinated debt securities;

•	purchase contracts;

•	units; and

•	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Our ADSs are quoted on the Nasdaq National Market under the symbol “TEVA.” If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Teva and the other registrants filed with the SEC utilizing a “shelf” registration process. Under this shelf process, any of the registrants may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer and the related guarantees, if any, of those securities. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “Teva,” “we,” “us” and “our” refer to Teva Pharmaceutical Industries Limited and its subsidiaries, collectively. References to “Teva Finance III LLC” refer to Teva Pharmaceutical Finance III, LLC. References to “Teva Finance IV LLC” refer to Teva Pharmaceutical Finance IV, LLC. References to the “LLCs” refer to Teva Finance III LLC and Teva Finance IV LLC. References to “Teva Finance II BV” refer to Teva Pharmaceutical Finance II B.V. References to “Teva Finance III BV” refer to Teva Pharmaceutical Finance III B.V. References to the “BVs” refer to Teva Finance II BV and Teva Finance III BV. References to the “finance subsidiaries” refer to the LLCs and BVs, collectively.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

We are a global pharmaceutical company that develops, produces and markets generic drugs covering all major treatment categories. We are the leading generic drug company in the world, as well as in the United States, in terms of total and new prescriptions. We also have a significant and growing innovative pharmaceutical business, whose principal products are Copaxone® for multiple sclerosis and Azilect® for Parkinson’s disease, as well as an expanding proprietary specialty pharmaceutical business, which consists primarily of respiratory products. Our active pharmaceutical ingredients (“API”) business sells to third-party manufacturers and provides significant vertical integration to our own pharmaceutical production.

Our global operations are conducted in North America, Europe, Latin America, Asia and Israel. We have operations in more than 50 countries, as well as 36 pharmaceutical manufacturing sites in 16 countries, 17 generic R&D centers operating mostly within certain manufacturing sites and 18 API manufacturing sites around the world. During the first nine months of 2008, we generated approximately 57% of its sales in North America, 27% in Europe and 16% in the rest of the world (primarily Latin America and Israel).

On July 17, 2008, we signed a definitive agreement with Barr Pharmaceuticals, Inc. (“Barr”), under which we will acquire Barr for an aggregate consideration of $7.5 billion plus the assumption of net debt of approximately $1.5 billion. Under the terms of the agreement, each share of Barr common stock will be converted into $39.90 in cash and 0.6272 Teva ADSs. The shareholders of Barr approved the merger on

November 21, 2008. The merger remains subject to antitrust notification and clearance statutes in North America and Europe, as well as other customary conditions. We expect the transaction to close in December 2008.

We were incorporated in Israel on February 13, 1944, and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

FINANCE SUBSIDIARIES

Teva has organized various finance subsidiaries for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of the finance subsidiaries in this prospectus because these entities are, or will be treated as, subsidiaries of Teva for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of these entities because:

•

Teva is a reporting company under the Securities Exchange Act of 1934 (referred to in this prospectus as the “Exchange Act”) and owns, directly or indirectly, all of the voting interests of these entities;

•	these entities do not have any independent operation and do not propose to engage in any activities other than issuing securities and investing the proceeds in Teva or its affiliates; and

•	these entities’ obligations under the securities will be fully and unconditionally guaranteed by Teva.

These entities are exempt from the information reporting requirements of the Exchange Act.

Teva Finance III LLC

Teva Finance III LLC is a limited liability company that was formed on December 5, 2003 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance IV LLC

Teva Finance IV LLC is a limited liability company that was formed on December 1, 2008 under the Delaware Limited Liability Company Act, as amended. Its address is 1090 Horsham Road, North Wales, Pennsylvania 19454, telephone number (215) 591-3000.

Teva Finance II BV

Teva Finance II BV is a Netherlands Antilles limited liability company that was formed on June 13, 2003. Its address is Teva Pharmaceutical Finance II B.V., Schottegatweg Oost 29-D, Curaçao, Netherlands Antilles, telephone number +5999 7366066.

Teva Finance III BV

Teva Finance III BV is a Netherlands Antilles limited liability company that was formed on December 9, 2003. Its address is Teva Pharmaceutical Finance III B.V., Schottegatweg Oost 29-D, Curaçao, Netherlands Antilles, telephone number +5999 7366066.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risks Associated with Teva and the Pharmaceutical Industry

Our success depends on our ability to successfully develop and commercialize additional pharmaceutical products.

Our financial results depend, to a significant degree, upon our ability to successfully commercialize additional generic and innovative pharmaceutical products as well as active pharmaceutical ingredients. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet and continue to comply with regulatory and safety standards and receive regulatory approvals; we may be forced to withdraw a product from the market if health or safety concerns arise with respect to such product. The development and commercialization process, particularly with respect to innovative products, is both time-consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and we may not be able to successfully and profitably produce and market such products. Delays in any part of the process or our inability to obtain regulatory approval of our products could adversely affect our operating results by restricting or delaying our introduction of new products. Our ability to introduce and benefit from new products may depend upon our ability to successfully challenge patent rights held by branded companies or otherwise develop non-infringing products. The continuous introduction of new pharmaceutical products as well as active pharmaceutical ingredients is critical to our business.

Our revenues and profits from generic pharmaceutical products generally decline as competitors introduce their own generic equivalents.

Net selling prices of generic drugs typically decline, sometimes dramatically, especially as additional companies receive approvals and enter the market for a given product and competition intensifies. In particular, we face increasing competition from brand-name companies in addition to local and foreign generic companies. Our ability to sustain our sales and profitability on any product over time is dependent on both the number of new companies selling such product and the timing of approvals of those products. Our overall profitability depends on, among other things, our ability to continuously and timely introduce new products.

Our revenues and profits are closely tied to our success in obtaining U.S. market exclusivity for generic versions of significant products.

To the extent that we succeed in being the first to market a generic version of a significant product, and particularly if we obtain the 180-day period of market exclusivity for the U.S. market provided under the Hatch-Waxman Act, our sales, profits and profitability can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of the equivalent product. For example, our 2007 operating results included major contributions from products sold with U.S. market exclusivity, such as pantoprazole. Our ability to achieve sales growth and profitability is dependent on our success in challenging patents and/or developing non-infringing products and launching products with U.S. market exclusivity. In addition, the flow of potential new generic products with exclusivity and the size of the product opportunities vary significantly from year-to-year, or even from quarter-to-quarter. Failure to continue to obtain such market exclusivities could have a material adverse effect on our sales and profitability.

If we elect to sell a generic product prior to the final resolution of outstanding patent litigation, we could be subject to liability for damages.

At times, we or our partners seek approval to market generic products before the expiration of patents relating to those products, based upon our belief that such patents are invalid or otherwise unenforceable, or would not be infringed by our products. As a result, we are involved in patent litigation, the outcome of which, in certain cases, could materially adversely affect our business. Based upon a complex analysis of a variety of legal and commercial factors, we may elect to sell a generic product even though litigation is still pending – whether before any court decision is rendered or while an appeal of a lower court decision is pending. For example, we launched, and continue to sell, generic versions of Neurontin®, Lotrel® and Protonix®, despite the fact that litigation with the companies that sell these branded products is still pending.

To the extent we elect to proceed in this manner, and the final court decision is adverse to us, we could be required to cease selling the infringing products, causing us to lose future sales revenue from such products and to face substantial liability for patent infringement, in the form of either payment for the innovator’s lost profits or a royalty on our sales of the infringing products. These damages may be significant, and could materially adversely affect our business. In the event of a finding of willful infringement, the damages may be up to three times the profits lost by the patent owner and not based on the profits we earned. Because of the discount pricing typically involved with generic pharmaceutical products, patented brand products generally realize a significantly higher profit margin than generic pharmaceutical products.

Although we currently have insurance coverage for certain of the specified types of damage described above, we may be subject to claims that are subject to our deductible, involve a co-insurance participation, exceed our policy limits or relate to damages that are not covered by our policy. In addition, there is a very limited market for such insurance coverage, and consequently it may be more difficult, in comparison with other types of insurance, to continue maintaining this insurance coverage.

Our revenues and profits from generic pharmaceutical products may decline as a result of intense competition from brand-name companies that are under increased pressure to counter generic products.

Our generic pharmaceutical products face intense competition from brand-name companies that have taken aggressive steps to thwart competition from generic companies. In particular, brand-name companies continue to sell or license their products directly or through licensing arrangements or strategic alliances with generic pharmaceutical companies (so-called “authorized generics”). No significant regulatory approvals are required for a brand-name company to sell directly or through a third party to the generic market, and brand-name companies do not face any other significant barriers to entry into such market. In addition, such companies continually seek to delay generic introductions and to decrease the impact of generic competition, using tactics which include:

•	obtaining new patents on drugs whose original patent protection is about to expire;

•	filing patent applications that are more complex and costly to challenge;

•	filing suits for patent infringement that automatically delay approval of the U.S. Food and Drug Administration (“FDA”);

•	filing citizens’ petitions with the FDA contesting approval of the generic versions of products due to alleged health and safety issues;

•	developing controlled-release or other “next-generation” products, which often reduce demand for the generic version of the existing product for which we are seeking approval;

•	changing product claims and product labeling;

•	developing and marketing as over-the-counter products those branded products which are about to face generic competition; and

•	making arrangements with managed care companies and insurers to reduce the economic incentives to purchase generic pharmaceuticals.

These strategies may increase the costs and risks associated with our efforts to introduce generic products and may delay or prevent such introduction altogether.

Our sales of innovative products, especially Copaxone®, could be adversely affected by competition.

Our innovative products face or may face intense competition from competitors’ products, which may adversely affect our sales and profitability. Copaxone® is our leading innovative product, from which we derive substantial revenues and profits. To date, we and our marketing partners have been successful in our efforts to establish Copaxone® as the leading therapy for multiple sclerosis and have increased our global market share among the currently available major therapies for multiple sclerosis. However, Copaxone® faces intense competition from existing products, such as Avonex®, Betaseron®, Rebif® and Tysabri®. We may also face competition from additional products in development, including an orally administered treatment for multiple sclerosis. In addition, the exclusivity protections afforded us in the United States through orphan drug status for Copaxone® expired on December 20, 2003. If our patents on Copaxone® are successfully challenged, we may also face generic competition for this product. In July 2008, Sandoz Inc., the U.S. generic drug division of Novartis AG, in conjunction with Momenta Pharmaceuticals, Inc., filed an ANDA with the FDA for a generic version of Copaxone®. In August 2008, we filed a complaint against Sandoz/Momenta, which triggered a stay of any FDA approval of the ANDA until the earlier of January 2011 or a district court decision (if any) in favor of the ANDA filer.

Sales of our products may be adversely affected by the continuing consolidation of our U.S. distribution network, seasonality, other pricing factors, financial constraints of pharmaceutical distributors and the concentration of our customer base.

A significant proportion of our sales are made to relatively few U.S. retail drug chains, wholesalers, managed care purchasing organizations, mail order distributors and hospitals. These customers, which represent an essential part of the distribution chain of pharmaceutical products, are continuing to undergo significant consolidation. This consolidation may provide our customers with additional purchasing leverage and consequently increase the pricing pressures that we face. Additionally, the emergence of large buying groups representing independent retail pharmacies and the prevalence and influence of managed care organizations and similar institutions enable those groups to extract price discounts on our products.

Our net sales and quarterly growth comparisons may be affected by fluctuations in the buying patterns of retail chains, major distributors and other trade buyers. These fluctuations may result from seasonality, pricing, wholesaler buying decisions or other factors. In addition, many of the major pharmaceutical distributors have experienced downturns and financial constraints, which may impact both our sales and the collectibility of our receivables and result in even greater consolidation among our customers. These developments may have a material adverse effect on our business, financial condition and results of operations.

Changes in the regulatory environment may prevent us from utilizing the exclusivity periods that are important to the success of our generic products.

The Medicare Prescription Drug Act provides that the 180-day market exclusivity period provided under the Hatch-Waxman Act is only triggered by commercial marketing of the product. However, the Medicare Act also contains forfeiture provisions which would deprive the first “Paragraph IV” filer of exclusivity if certain conditions are met. Accordingly, we may face the risk of forfeiture and therefore may not be able to exploit a given exclusivity period for specific products.

Research and development efforts invested in our innovative pipeline may not achieve expected results.

We invest increasingly greater resources to develop our innovative pipeline, both through our own efforts and through collaborations with third parties, which results in higher risks.

The time from discovery to a possible commercial launch of an innovative product is substantial and involves multiple stages during which the product may be abandoned as a result of such factors as serious developmental problems, the inability to achieve our clinical goals, the inability to obtain necessary regulatory approvals in a timely manner, if at all, and the inability to produce and market such innovative products successfully and profitably. In addition, we face the risk that some of the third parties we collaborate with may fail to perform their obligations. Accordingly, our investment in research and development of innovative products can involve significant costs with no assurances of future revenues or profits.

We are subject to government regulation that increases our costs and could prevent us from marketing or selling our products.

We are subject to extensive pharmaceutical industry regulations in countries where we operate. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products.

We are dependent on obtaining timely approvals before marketing most of our products. In the United States, any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Our major facilities, both within and outside the United States, and our products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to seize, force to recall and prohibit the sale or import of non-complying products, and to halt operations of and criminally prosecute non-complying manufacturers. In addition, we are subject in the U.S. to other regulations, including those related to quotas for controlled substances, which may from time to time limit our ability to meet demand for products containing such substances.

In the European Union (“EU”) and Israel, the manufacture and sale of pharmaceutical products is regulated in a manner substantially similar to that in the United States. Legal requirements generally prohibit the handling, manufacture, marketing and importation of any pharmaceutical product unless it is properly registered in accordance with applicable law. The registration file relating to any particular product must contain medical data related to product efficacy and safety, including results of clinical testing and references to medical publications, as well as detailed information regarding production methods and quality control. Health ministries are authorized to cancel the registration of a product if it is found to be harmful or ineffective or manufactured and marketed other than in accordance with registration conditions.

Data exclusivity provisions exist in many countries where we operate, although their application is not uniform. In general, these exclusivity provisions prevent the approval by, and/or submission of generic drug applications to, the health authorities for a fixed period of time following the first approval of a novel brand-name product in that country or other recognized countries. As these exclusivity provisions operate independently of patent exclusivity, they may prevent the approval and/or submission of generic drug applications for some products even after patent protection has expired.

We are subject to legislation in Israel, primarily relating to patents and data exclusivity provisions. Modifications of this legislation or court decisions regarding this legislation may adversely affect us and may prevent us from exporting Israeli-manufactured products in a timely fashion. Additionally, the existence of third-party patents in Israel, with the attendant risk of litigation, may cause us to move production outside of Israel or otherwise adversely affect our ability to export certain products from Israel. Exports from Europe may similarly be affected by legislation relating to patents and data exclusivity provisions and also by the risk of patent litigation.

Current economic conditions may adversely affect our industry, business and results of operations.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may be less favorable than that of recent years. This has led, and could further lead, to reduced consumer spending in the foreseeable future, which may include reduced spending on healthcare. While generic drugs present an alternative to higher-priced branded products, our sales could be negatively impacted if patients forego obtaining healthcare and purchasing pharmaceutical products. In addition, reduced consumer spending may drive us and our competitors to decrease prices. These conditions may adversely affect our industry, business and results of operations.

Regulations to permit the sale of biotechnology-based products as bioequivalent or biosimilar drugs, primarily in the U.S., may be delayed, or may otherwise jeopardize our investment in such products.

We have made, and expect to continue to make, significant investments in our ability to develop and produce biotechnology-based products, including our recent acquisition of CoGenesys Inc. Although some of these products may be sold as branded, innovative products, one of our key strategic goals in making these investments is to position Teva at the forefront of the development of bioequivalent or biosimilar generic versions of currently marketed biotechnology products. To date, in many markets, most notably the U.S., there does not yet exist a clear legislative or regulatory pathway for the registration and approval of such “biogeneric” products. Significant delays in the development of such pathways, or significant impediments that may be built into such pathways, could diminish the value of the investments that we have made, and will continue to make, in our biotechnology capabilities.

The manufacture of our products is highly complex, and sometimes single-sourced, and a supply interruption or delay could adversely affect our business, financial condition or results of operations.

The products we market, distribute and sell are either manufactured at our own manufacturing facilities or, in certain cases, through supply agreements with third parties. Many of our products are the result of complex manufacturing processes, and are sometimes dependent on highly specialized raw materials. In addition, for certain of our products, and certain key raw materials, we have only a single source of supply. As a result, we can provide no assurances that supply sources will not be interrupted from time to time. For these same reasons, the volume of production of any product cannot be rapidly altered. As a result, if we fail to accurately predict market demand for any of our products, we may not be able to produce enough of the product to meet that demand, which could affect our business, financial condition or results of operations.

We may not be able to consummate and integrate future acquisitions.

In the past, we have grown, in part, through a number of significant acquisitions, including our pending acquisition of Barr and our acquisitions of Ivax Corporation in January 2006 and Sicor Inc. in January 2004. We continue to be engaged in various stages of evaluating or pursuing potential acquisitions and may in the future acquire other pharmaceutical and active pharmaceutical ingredients businesses and seek to integrate them into our own operations. In particular, we have recently agreed to acquire Barr for an aggregate consideration of $7.5 billion in cash and ADSs, plus the assumption of net debt of approximately $1.5 billion. Closing of the acquisition remains subject to various conditions including clearance under the U.S. Hart-Scott Rodino Antitrust Improvements Act of 1976 and approval from the European Competition Commission. For a more detailed discussion regarding our acquisition of Barr, read carefully the section below entitled “Risks Associated with our Pending Acquisition of Barr.”

Future acquisitions involve known and unknown risks that could adversely affect our future revenues and operating results. For example:

•	We may fail to identify acquisitions that enable us to execute our business strategy.

•	We compete with others to acquire companies. We believe that this competition has intensified and may result in decreased availability of, or increased prices for, suitable acquisition candidates.

•	We may not be able to obtain the necessary regulatory approvals, including those of competition authorities, in countries where we are seeking to consummate acquisitions.

•	We may ultimately fail to consummate an acquisition even if we announce that we plan to acquire a company.

•	Potential acquisitions may divert management’s attention away from our primary product offerings, resulting in the loss of key customers and/or personnel and exposing us to unanticipated liabilities.

•	We may fail to successfully integrate acquisitions in accordance with our business strategy, including the pending acquisition of Barr.

•

We may not be able to retain the skilled employees and experienced management that may be necessary to operate the businesses we acquire and, if we cannot retain such personnel, we may not be able to attract new skilled employees and experienced management to replace them.

•	We may purchase a company that has contingent liabilities that include, among others, known or unknown patent infringement or product liability claims.

We may be susceptible to product liability claims that are not covered by insurance, including potential claims relating to products that we previously sold or currently sell and that are not covered by insurance.

Our business inherently exposes us to claims relating to the use of our products. We sell, and will continue to sell, pharmaceutical products for which product liability insurance coverage is not available to us, and, accordingly, we may be subject to claims that are not covered by insurance. Additional products for which we currently have coverage may be excluded in the future. In addition, we may be subject to claims that are subject to our deductible, exceed our policy limits or relate to damages that are not covered by our policy. Because of the nature of these claims, we are generally not permitted under U.S. GAAP to establish reserves in our accounts for such contingencies. In addition, product liability coverage for pharmaceutical companies is becoming more expensive and increasingly difficult to obtain and, as a result, we may not be able to obtain the type and amount of coverage we desire or to maintain our current coverage.

Reforms in the healthcare industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Increasing expenditures for healthcare have been the subject of considerable public attention almost everywhere we conduct business. Both private and governmental entities are seeking ways to reduce or contain healthcare costs. In many countries where we currently operate, pharmaceutical prices are subject to regulation. In the United States, numerous proposals that would effect changes in the U.S. healthcare system have been introduced in Congress (as well as in some state legislatures), including expanded Medicare coverage for drugs, which became effective in January 2006. Similar measures are being taken or introduced throughout Western Europe, Israel, Russia and certain countries in Central and Eastern Europe. These changes may cause delays in market entry or adversely affect pricing and profitability. We cannot predict which measures may be adopted or their impact on the marketing, pricing and demand for our products.

In the United States, the Deficit Reduction Act of 2005 mandated a new regulation, which became effective in part on October 1, 2007, establishing the method by which pharmaceutical manufacturers, including us, must calculate “average manufacturer price.” The Act strongly encouraged state Medicaid programs to utilize this average manufacturer price in the future as the benchmark for prescription drug reimbursement in place of the previous, widely used benchmark of average wholesale price. The Act also changed the method used to determine the federal upper limit on payment for generic drugs. Payments to pharmacies for Medicaid-covered outpatient prescription drugs are set by the states. Federal reimbursements to states for the federal share of those payments are subject to this federal ceiling, which, effective January 1, 2007, was 250% of the average manufacturer price for generic drugs. This price limit may have the effect of reducing the reimbursement rates for certain medications that we currently sell. We are reviewing the potential impact of these provisions on our business and profitability and have not yet been able to draw conclusions, because the implementation of certain provisions of the final regulations promulgated under the Act has been stayed by litigation. We do not know how long the court-ordered stay will remain in effect or what the final outcome will be.

A number of markets in which we operate (including, most recently, the Netherlands and Germany) have implemented “tender systems” for generic pharmaceuticals in an effort to lower prices. Under such tender systems, manufacturers submit bids which establish prices for generic pharmaceutical products. The measure is likely to impact marketing practice and reimbursement of drugs and may increase pressure on competition and reimbursement margins. Certain other countries may consider the implementation of a tender system. Failing to win tenders, or the implementation of similar systems in other markets leading to further price declines, could have a material adverse affect on our business, financial position and results of operations.

The success of our innovative products depends on the effectiveness of our patents, confidentiality agreements and other measures to protect our intellectual property rights.

The success of our innovative products depends, in part, on our ability to obtain patents and to defend our intellectual property rights. If we fail to protect our intellectual property adequately, competitors may manufacture and market products identical or similar to ours. We have been issued numerous patents covering our innovative products, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may be challenged or circumvented by competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products, especially Copaxone®, our leading innovative product. In July 2008, Sandoz Inc., the U.S. generic drug division of Novartis AG, in conjunction with Momenta Pharmaceuticals, Inc., filed an ANDA with the FDA for a generic version of Copaxone®. In August 2008, we filed a complaint against Sandoz/Momenta, which triggered a stay of any FDA approval of the ANDA until the earlier of January 2011 or a district court decision (if any) in favor of the ANDA filer.

We also rely on trade secrets, unpatented proprietary know-how, trademarks, data exclusivity and continuing technological innovation that we seek to protect, in part by confidentiality agreements with licensees, suppliers, employees and consultants. If these agreements are breached, it is possible that we will not have adequate remedies. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or we may not be able to maintain the confidentiality of information relating to such products.

We have significant operations in countries that may be adversely affected by acts of terrorism, political or economical instability or major hostilities.

We are a global pharmaceutical company with worldwide operations. Over 80% of our sales are in North America and Western Europe. However, we expect to derive an increasing portion of our sales and future growth from other regions such as Latin America and Central and Eastern Europe, which may be more susceptible to political or economic instability.

Significant portions of our operations are conducted outside the markets in which our products are sold, and accordingly we often import a substantial number of products into such markets. We may, therefore, be denied access to our customers or suppliers or denied the ability to ship products from any of our sites as a result of a closing of the borders of the countries in which we sell our products, or in which our operations are located, due to economic, legislative, political and military conditions, including hostilities and acts of terror, in such countries.

Our executive offices and a substantial percentage of our manufacturing capabilities are located in Israel. Our Israeli operations are dependent upon materials imported from outside Israel. We also export significant amounts of products from Israel. Accordingly, our operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States or elsewhere.

Because we have substantial international operations, our sales and, to a lesser extent, our profits may be adversely affected by currency fluctuations and restrictions as well as credit risks.

Over 40% of our revenues is from sales outside of the United States. As a result, we are subject to significant foreign currency risk, including foreign currency payment restrictions in certain countries. An increasing amount of our sales, particularly in Latin America and Central and Eastern European countries, is recorded in local currencies, which exposes us to the direct risk of local currency devaluations or fluctuations. We may also be exposed to credit risks in some of these less developed markets.

In particular, although the majority of our net sales and operating costs were denominated in, or linked to, the U.S. dollar, due to our geographic diversity of our operations, we used in the first nine months of 2008 over 30 functional currencies in addition to the U.S. dollar. Approximately one third of our operating costs in 2008 were incurred outside the United States in other currencies, particularly in Israeli Shekels, and Hungarian Forints.

As a result, fluctuations in exchange rates between the currencies in which such costs are incurred and the U.S. dollar may have a material adverse effect on our results of operations, the value of balance sheet items denominated in foreign currencies and our financial condition.

We use derivative financial instruments to further reduce our net exposure to currency exchange rate fluctuations in the major foreign currencies in which we operate. However, we cannot assure you that we will be able to effectively limit all of our exposure to currency exchange rate fluctuations which could affect our financial results.

The imposition of exchange or price controls or other restrictions on the conversion of foreign currencies could also have a material adverse effect on our business, results of operations and financial condition.

Termination or expiration of governmental programs or tax benefits could adversely affect our overall effective tax rate

We can not assure you that our estimated annual tax rate of 11% for 2008 will not change over time as a result of changes in corporate income tax rates or other changes in the tax laws of the various countries in which we operate. We have benefited or currently benefit from a variety of government programs and tax benefits that generally carry conditions that we must meet in order to be eligible to obtain any benefit.

If we fail to meet the conditions upon which certain favorable tax treatment is based, we would not be able to claim future tax benefits and could be required to refund tax benefits already received. Additionally, some of these programs and the related tax benefits are available to us for a limited number of years, and these benefits expire from time to time.

Any of the following could have a material effect on our overall effective tax rate:

•	some programs may be discontinued,

•	we may be unable to meet the requirements for continuing to qualify for some programs,

•	these programs and tax benefits may be unavailable at their current levels,

•	upon expiration of a particular benefit, we may not be eligible to participate in a new program or qualify for a new tax benefit that would offset the loss of the expiring tax benefit, or

•	we may be required to refund previously recognized tax benefits if we are found to be in violation of the stipulated conditions.

Because we and certain of the finance subsidiaries are foreign entities, you may have difficulties enforcing your rights under the securities offered by this prospectus.

We are an Israeli company and the BVs are non-U.S. entities. In addition, most of our officers, directors or persons of equivalent position reside outside the United States. As a result, service of process on them may be difficult or impossible to effect in the United States. Furthermore, due to the fact that a substantial portion of our assets are located outside of the United States, it may difficult to enforce judgments obtained against us or any of our directors and officers in a United States Court. See “Enforcement of Civil Liabilities” below.

Our failure to comply with applicable environmental laws and regulations worldwide could adversely impact our business and results of operations.

We are subject to laws and regulations concerning the environment, safety matters, regulation of chemicals and product safety in the countries where we manufacture and sell our products or otherwise operate our business. These requirements include regulation of the handling, manufacture, transportation, use and disposal of materials, including the discharge of pollutants into the environment. In the normal course of our business, we are exposed to risks relating to possible releases of hazardous substances into the environment, which could cause environmental or property damage or personal injuries, and which could require remediation of contaminated soil and groundwater. Under certain laws, we may be required to remediate contamination at certain of our properties, regardless of whether the contamination was caused by us or by previous occupants of the property.

In recent years, the operations of all companies have become subject to increasingly stringent legislation and regulation related to occupational safety and health, product registration and environmental protection. Such legislation and regulations are complex and constantly changing, and we cannot assure you that future changes in laws or regulations would not require us to install additional controls for certain of our emission sources, to undertake changes in our manufacturing processes or to remediate soil or groundwater contamination at facilities where such clean-up is not currently required.

An increasing amount of intangible assets and goodwill on our books may lead to significant impairment charges in the future.

We regularly review our long-lived assets, including identifiable intangible assets and goodwill, for impairment. Goodwill, trade names and acquired product and marketing rights are subject to impairment review at least annually. Other long-lived assets are reviewed for impairment when there is an indication that an impairment may have occurred. The amount of goodwill and other intangible assets on our consolidated balance sheet has increased significantly in recent years, primarily as a result of our recent acquisitions. For a more detailed discussion regarding our acquisition of Barr, read carefully the section below entitled “Risks Associated with our Pending Acquisition of Barr.” Impairment testing under U.S. GAAP may lead to further impairment charges in the future. Any significant impairment charges could have a material adverse effect on our results of operations.

Risks Associated with our Pending Acquisition of Barr

We may experience difficulties in integrating Barr’s business with our existing businesses.

The merger with Barr involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

•	integrating the management and personnel of Teva and Barr, maintaining employee morale and retaining key employees,

particularly in Europe, where Barr’s European operations were recently acquired and have not yet been fully integrated into Barr’s operations.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the merger will depend in part upon whether Teva and Barr can integrate their businesses in an efficient and effective manner. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

We may not achieve the revenue and cost synergies we have anticipated for the combined company.

Our rationale for the merger is, in part, predicated on the projected ability of the combined company to realize certain revenue and cost synergies. Achieving these synergies is dependent upon a number of factors, some of which are beyond our control. These synergies may not be realized in the amount or time frame that we currently anticipate.

Uncertainties associated with the merger may cause Barr to lose employees.

The success of the combined company after the merger will depend in part upon Teva’s and Barr’s ability to retain key Barr employees. Competition for qualified personnel in the pharmaceutical industry can be very intense. Accordingly, we cannot assure you that the combined company will be able to retain key Barr employees. Additionally, employee stock options and stock appreciation rights will vest upon the adoption of the merger agreement and the transactions by the Barr shareholders, which would potentially take place significantly in advance of the closing of a transaction. Such acceleration of employee stock options and stock appreciation rights could potentially reduce employee productivity or result in the loss of employees before closing.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger or affect the combined company in an adverse manner.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the HSR Act and from the European Commission. We cannot assure you, however, that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and the conditions are satisfied, we cannot assure you as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement or that such terms and conditions, including the need for the divestiture of certain products, will not have an adverse effect on the combined company.

Failure to complete the merger will subject Teva to financial risks, and could negatively impact the market price of our ordinary shares.

If the merger is not completed for any reason, we will be subject to a number of material risks, including:

•	the market price of our ordinary shares may decline, to the extent that the current market price of our ordinary shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

•	benefits that we expect to realize from the merger, including cost savings and other synergies, would not be realized; and

•

the diversion of management attention from the day-to-day business of the companies, reduction in capital spending and the unavoidable disruption to their employees and their relationships with customers and suppliers during the period before completion of the merger, may make it difficult for us to regain our financial and market position if the merger does not occur.

Charges to earnings resulting from the merger could have a material adverse impact on the combined company’s results of operations.

In accordance with United States generally accepted accounting principles, the combined company will allocate the total purchase price of the merger to Barr’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger. The combined company will record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The preliminary estimate of the amount to be expensed in the quarter in which the merger is completed related to in-process research and development is $1,400 million. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. Amortization of intangible assets resulting from the pending acquisition of Barr is currently estimated at approximately $334 million for the first year and $155 million for subsequent years. Our current estimate of goodwill and intangibles as a result of the acquisition is $5 billion. In addition, to the extent the value of goodwill or intangible assets becomes impaired in the future, the combined company may be required to incur material charges relating to the impairment of those assets. These amortization and in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

FORWARD LOOKING STATEMENTS

The disclosure and analysis in this prospectus, including statements that are predictive in nature, or that depend upon or refer to future events or conditions, contain or incorporate by reference some forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	our business strategy;

•	management forecasts;

•	efficiencies/cost avoidance;

•	cost savings;

•	income and margins;

•	earnings per share;

•	estimates for growth;

•	economies of scale;

•	the economy;

•	our projected revenues, market share, net income margins and capital expenditures;

•	future economic performance and trends in our operations and financial results;

•	conditions to, and the timetable for, completing the Barr acquisition;

•	future acquisitions and dispositions;

•	merger and integration-related expenses;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	taxes;

•	the development of the combined company’s products;

•	product approvals and launches; and

•	our liquidity.

This prospectus contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the combined company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include:

•	our ability to successfully develop and commercialize additional pharmaceutical products;

•	the introduction of competitive generic products;

•	the extent to which we may obtain U.S. market exclusivity for certain of its new generic products and regulatory changes that may prevent Tus from utilizing exclusivity periods;

•

the impact of competition from brand-name companies that sell or license their own generic products or successfully extend the exclusivity period of their branded products, or competitors that seek to delay the introduction of generic products;

•	the effects of competition on sales of Copaxone® or any other products;

•	potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to the generic versions of Neurontin®, Lotrel® and Protonix®;

•	the outcome and timing of legal and regulatory proceedings, particularly those related to the Hatch-Waxman Act and exclusivity and patent infringement cases;

•	the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry;

•	the difficulty of predicting U.S. Food and Drug Administration, European Medicines Association and other regulatory authority approvals;

•	the regulatory environment and changes in the health policies and structure of various countries;

•	the current unprecedented volatility in the global economy and the future economic environment, particularly its impact on the demand for pharmaceutical products;

•	our ability to achieve expected results though our innovative R&D efforts;

•	our ability to successfully identify, consummate and integrate acquisitions;

•	our ability to rapidly integrate Barr’s operations and achieve expected synergies;

•	the impact of certain accounting rules, which would apply if the Barr acquisition closes after December 31, 2008;

•	potential exposure to product liability claims to the extent not covered by insurance;

•	dependence on patent and other protections for innovative products;

•	significant operations outside the United States that may be adversely affected by terrorism, political or economical instability or major hostilities;

•	supply interruptions or delays that could result from the complex manufacturing of products and the global supply chain;

•	fluctuations in currency, exchange and interest rates; and

•	operating results and other factors that are discussed in Teva’s Annual Report on Form 20-F, Barr’s Annual Report on Form 10-K and their other filings with the U.S. Securities and Exchange Commission.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this prospectus, those described under “Risk Factors.” These are factors that we think could cause our actual results to differ materially from expected results.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements or other information contained in this prospectus, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports on Form 6-K filed with the U.S. Securities and Exchange Commission (“SEC”). Please also see the cautionary discussion of risks and uncertainties under “Risk Factors” starting on page 3 of this prospectus. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RATIO OF EARNINGS TO FIXED CHARGES

Teva’s ratio of earnings to fixed charges in accordance with U.S. GAAP for the periods presented is as follows:

	(Unaudited) Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	11.40	11.58	4.55	30.43	13.17	18.32

The finance subsidiaries did not have any independent operations for the relevant periods.

PRICE RANGE OF ADSs AND ORDINARY SHARES

Teva Ordinary Shares

Teva ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951.

In June 2004, Teva effected a 2 for 1 stock split. Each holder of an ordinary share or ADS, as the case may be, was issued another share. All figures in this prospectus have been adjusted to reflect the stock split.

Teva ADSs

Teva ADSs have been traded in the United States since early 1982 and were listed and admitted to trading on the NASDAQ in 1987. The ADSs are quoted under the symbol “TEVA.” The Bank of New York Mellon serves as depositary for the ADSs. In November, 2002, Teva was added to the NASDAQ 100 Index and in July, 2006, Teva was added to the Nasdaq Global Select Market. Each ADS represents one ordinary share. For a more detailed description of Teva ADSs, see “Description of Teva American Depositary Shares.”

The American Stock Exchange, the Chicago Options Exchange and the Pacific Stock Exchange quote options on Teva ADSs under the symbol “TEVA.” Teva ADSs are also traded on SEAQ International in London and on exchanges in Frankfurt and Berlin.

The table below sets forth in New Israeli Shekels (“NIS”) and in U.S. dollars the high and low intraday reported sales prices of the Teva ordinary shares on the Tel Aviv Stock Exchange and the Teva ADSs on NASDAQ, respectively, in each case during the periods as specified as reported by the relevant market, giving retroactive effect to stock splits and stock dividends.

	Teva Ordinary Shares		Teva ADSs
Period	High	Low	High	Low
	NIS		$
Last six months:
December 2008 (until December 3)	170.50	164.80	43.45	41.35
November 2008	173.00	151.70	44.03	37.75
October 2008	165.00	139.70	47.10	35.89
September 2008	172.30	150.40	48.19	43.36
August 2008	173.00	160.90	48.74	45.44
July 2008	162.70	136.00	47.27	40.36
June 2008	154.70	140.80	46.40	41.95

Last eight quarters:
Q3 2008	173.00	136.00	48.74	40.37
Q2 2008	171.20	140.80	47.83	41.95
Q1 2008	188.80	150.40	50.00	43.56
Q4 2007	184.00	167.20	47.14	42.79
Q3 2007	188.90	169.90	44.93	40.16
Q2 2007	176.10	148.60	42.03	35.90
Q1 2007	161.20	130.00	38.48	30.81
Q4 2006	153.40	129.20	36.12	30.33

Last five years:
2007	188.90	130.00	47.14	30.81
2006	205.00	129.20	44.71	29.22
2005	206.10	116.00	45.91	26.78
2004	156.80	105.50	34.66	22.82
2003	136.75	85.45	31.17	17.25

On December 3, 2008, the last reported sale price of the ordinary shares on the Tel Aviv Stock Exchange was NIS 168.90 per share, and the last reported sale price for the ADSs on NASDAQ was $43.41 per ADS. On December 1, 2008, there were 818,030,650 Teva ordinary shares outstanding, including those ordinary shares underlying the outstanding ADSs.

Dividends

Teva has paid dividends on a regular quarterly basis since 1986. Future dividend policy will be reviewed by the board of directors based upon conditions then existing, including Teva’s earnings, financial condition, capital requirements and other factors. Teva’s ability to pay cash dividends may be restricted by instruments governing its debt obligations. Dividends are declared and paid in New Israeli Shekels (“NIS”). Dividends are converted into U.S. dollars and paid by the depositary of Teva’s ADRs for the benefit of owners of ADRs, and are subject to exchange rate fluctuations between the NIS and the U.S. dollar between the declaration date and the date of actual payment.

Dividends paid by an Israeli company to shareholders residing outside Israel are generally subject to withholding of Israeli income tax at a rate of up to 20%. Such tax rates apply unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence. In Teva’s case, the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the specific dividend and, accordingly, the applicable rate may change from time to time. The rate of tax withheld on the dividend declared for the third quarter of 2008 was 16.5%.

The following table sets forth the amounts of the dividends paid in respect of each period indicated prior to deductions for applicable Israeli withholding taxes (in cents per share). All figures have been adjusted to reflect the 2-for-1 stock split effected in June 2004.

	2008	2007	2006	2005	2004	2003
	In cents per share
1st interim	13.1	9.5	7.6	7.0	5.0	3.7
2nd interim	13	10.1	7.7	7.0	5.0	3.7
3rd interim	13	9.4	7.9	6.4	5.0	3.7
4th interim	n/a	10.1	9.4	7.2	6.9	5.0

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008. You should read this table together with the unaudited consolidated financial statements as of that date and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

The number of outstanding ordinary shares includes ordinary shares held by our subsidiaries but excludes:

•	approximately 5.7 million ordinary shares and ordinary “A” shares, which do not confer on their holder voting rights or rights to appoint directors and are not listed for trading;

•	an aggregate of approximately 30.2 million ordinary shares issuable upon exercise of options under our stock option plans;

•	the shares issued by a Canadian subsidiary that are exchangeable at any time, at the discretion of the holder, into approximately 5.1 million of our ordinary shares; and

•	adjustments that may be required as a result of the pending acquisition of Barr, which is subject to various conditions, including receipt of regulatory approvals.

September 30, 2008 (Unaudited)
US Dollars in Millions
Short-term debt, including current maturities	$169
0.25% Convertible Senior Debentures Due 2026	575

Total short-term debt	744

1.75% Convertible Senior Debentures Due 2026	814
0.50% Series A Convertible Senior Debentures Due 2024	450
0.25% Series B Convertible Senior Debentures Due 2024	619
6.15% Senior Notes Due 2036	1,000
5.55% Senior Notes Due 2016	500
Other long-term debt, net of current maturities	533

Total long-term debt	3,916

Shareholders’ equity:
Share capital and additional paid-in capital: ordinary shares of NIS 0.10 par value: authorized — 1,500 million shares; issued and outstanding — 816 million shares	46
Additional paid-in capital	8,461
Retained earnings	6,066
Accumulated other comprehensive income	1,194
Treasury shares – 38 million	(924)

Total shareholders’ equity	14,843

Total capitalization	$19,503

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by Teva or the finance subsidiaries will be used to finance our pending acquisition of Barr (or to refinance indebtedness incurred in connection with the acquisition) and for other general corporate purposes. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries, the repayment of indebtedness and future acquisitions.

DESCRIPTION OF ORDINARY SHARES

Description of Ordinary Shares

The par value of Teva’s ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors. Teva’s board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by the Teva board of directors) requires shareholder approval through the adoption of an ordinary resolution. Dividends are declared in NIS. All ordinary shares represented by the ADSs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending many of the provisions of Teva’s articles of association) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the Articles of Association require the affirmative vote of at least 85% of the shares voting in person or by proxy, unless a lower percentage shall have been established by the board of directors, and approved by three-quarters of those directors voting, at a meeting of the board of directors which shall have taken place prior to that general meeting.

Meetings of Shareholders

Under the Israeli Companies Law and Teva’s articles of association, Teva is required to hold an annual meeting every year no later than fifteen months after the previous annual meeting. In addition, Teva is required to hold a special meeting:

•	at the direction of the board of directors;

•	if so requested by two directors or one-fourth of the serving directors; or

•	upon the request of one or more shareholders who have at least 5% of the voting rights.

If the board of directors receives a demand to convene a special meeting, it must publicly announce the scheduling of the meeting within 21 days after the demand was delivered. The meeting must then be held no later than 35 days after the notice was made public (except under certain circumstances as provided under the Israeli Companies Law).

The agenda at an annual meeting is determined by the board of directors. The agenda must also include proposals for which the convening of a special meeting was demanded, as well as any proposal requested by one or more shareholders who hold no less than 1% of the voting rights, as long as the proposal is one suitable for discussion at an annual meeting.

A notice of a shareholder meeting must be made public and delivered to every shareholder registered in the shareholders’ register at least 35 days before the meeting is convened. The shareholders entitled to participate and vote at the meeting are the shareholders as of the record date set in the decision to convene the meeting, provided that the record date is not more than 40 days, and not less than 28 days, before the date of the meeting, provided that notice of the general meeting was published prior to the record date. Israeli regulations further require public companies to send voting cards, proxy notes and position papers to their shareholders if certain issues, as provided by the Israeli Companies Law, are included in the agenda of such meeting.

Under the Israeli Companies Law, a shareholder who intends to vote at a meeting must demonstrate that he owns shares in accordance with certain regulations. Under these regulations, a shareholder whose shares are registered with a member of the Tel Aviv Stock Exchange must provide Teva with an authorization from such member regarding his ownership as of the record date.

Right of Non-Israeli Shareholders to Vote

Neither Teva’s memorandum nor its articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of Teva’s ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

Change of Control

Under the Israeli Companies Law, a merger generally requires approval by the board of directors and by the shareholders of each of the merging companies. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the merged company will not be able to meet its obligations to its creditors. Creditors may also seek a court order to enjoin or delay the merger if there is an expectation that the merged company will not be able to meet its obligations to its creditors. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger.

Under the Israeli Companies Law, an acquisition of shares in a public company must be made by means of a purchase offer to all shareholders if as a result of the acquisition the purchaser would become a 25% shareholder of the target company. This rule does not apply if there is already another 25% shareholder of the target company, nor does it apply to a purchase of shares by way of a “private offering” in certain circumstances.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended, among Teva, The Bank of New York Mellon as depositary, which we refer to as the depositary, and the holders from time to time of ADSs. This summary is not complete and is qualified in its entirety by the deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC on December 28, 2007. Additional copies of the deposit agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286.

American Depositary Shares and Receipts

Each ADS represents one ordinary share of Teva deposited with the custodian. ADSs may be issued in uncertificated form or may be evidenced by an American Depositary Receipt, or ADR. ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares of Teva accompanied by an appropriate confirmation or confirmations of a book-entry transfer or instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, uncertificated securities or an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid and non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADSs by that person is not restricted under the Securities Act.

Upon surrender of ADSs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADS holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash represented by the surrendered ADSs. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADS holder surrendering ADSs.

The depositary may deliver ADSs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and surrender of ADSs that have been pre-released, whether or not such surrender is prior to the termination of such pre-release or the depositary knows that such ADSs have been pre-released. Each pre-release will be:

•

accompanied by a written representation from the person to whom ordinary shares or ADSs are to be delivered that such person, or its customer, owns the ordinary shares or ADSs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADSs outstanding at any time as a result of pre-releases will not normally exceed 30% of the ordinary shares outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADSs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. If the depositary determines that any foreign currency received by it or the custodian cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADS holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADSs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADSs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of such holders of ADSs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADSs, on a pro rata basis, additional ADSs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADSs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADSs. If additional ADSs are not so distributed, each ADS shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADS prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADSs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•

if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADSs or to certain holders of ADSs but not other holders of ADSs, the depositary may distribute to any holder of ADSs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•

if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADSs, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the holder of ADSs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADSs because of exchange restrictions or the date of delivery of any ADS or otherwise.

In circumstances in which rights would not otherwise be distributed, if a holder of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs or confirmations with respect to uncertificated ADSs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADSs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADSs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADSs in general or any holder in particular.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADS holders entitled thereto.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date after consultation with Teva if such record date is different from the record date applicable to the shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADSs are not traded in Israel or the United States:

•	for the determination of the holders of ADSs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADS holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADS holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADS holders a notice containing:

•	such information as is contained in the notice received by the depositary; and

•

a statement that the holders of ADSs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

Upon the written request of an ADS holder on such record date, received on of before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADSs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADS, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADS to a person designated by Teva.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges), or that otherwise prejudices any substantial existing right of holders of ADSs shall, however, not become effective until the expiration of three months after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADS holder to surrender the ADSs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to the holders of all ADSs then outstanding and Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADSs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•

the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that have not theretofore surrendered their ADSs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees, reasonable expenses and out-of-pocket charges of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•

a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the delivery of ADSs in connection with the deposit of ordinary shares, distributions in ordinary shares on the surrender of ADSs or the distribution of rights on the ordinary shares;

•	a fee of $0.02 or less per ADS for any cash distributions on the ordinary shares;

•	a fee of $5.00 or less per 100 ADSs (or a portion of such amount of ADSs) for the distribution of securities on the ordinary shares (other than ordinary shares or rights thereon); and

•

a fee $0.02 or less per ADS annually for depositary services performed by the depositary and/or the custodians (which may be charged directly to the owners or which may be withheld from cash distributions, at the sole discretion of the depositary).

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADSs.

Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADSs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the United States or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the delivery, registration of transfer, split-up, combination or surrender of any ADS or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADS or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADSs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADSs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADSs.

General

Neither the depositary nor Teva nor any of their directors, officers, employees, agents or affiliates will be liable to the holders of ADSs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence or bad faith.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or any of the other finance subsidiaries may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, between Teva and The Bank of New York Mellon, as trustee. Teva’s subordinated debt securities would be issued under a subordinated indenture between Teva and The Bank of New York Mellon, as trustee. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of each finance subsidiary would be issued under a senior indenture among that entity, Teva, as guarantor, and The Bank of New York Mellon, as trustee. The subordinated debt securities of each finance subsidiary would be issued under a subordinated indenture among that entity, Teva, as guarantor, and The Bank of New York Mellon, as trustee.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for ADSs or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantor, as the case may be, fails to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantor, as the case may be, becomes bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

the issuer and/or guarantor, as the case may be, fails to perform or observe any of its other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	issuer’s and/or guarantor’s, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantor, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantor, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S.

government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

the issuer irrevocably deposits with the relevant trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the Indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Teva will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by the finance subsidiaries pursuant to this prospectus. The guarantee is set forth in, and forms part of, the finance subsidiary indenture under which the debt securities will be issued. If, for any reason, the issuer does not make any required payment in respect of its debt securities when due, the guarantor will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the guarantor will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York Mellon, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The Bank of New York Mellon, 101 Barclay Street, New York, New York, 10286, is the depositary for the ADSs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF PURCHASE CONTRACTS

Teva may issue purchase contracts for the purchase or sale of debt or equity securities issued by Teva or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Teva may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Teva to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Teva’s obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Teva may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, other equity securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

Teva may issue warrants to purchase its debt or equity securities, debt securities of the finance subsidiaries or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Teva and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli, U.S. federal, and if applicable, Netherlands Antilles income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Teva or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Teva or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Teva or any of its subsidiaries to indemnification by Teva or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Teva or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and Teva management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2007, have been so incorporated in reliance on the audit report of

Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Tulchinsky Stern Marciano Cohen Levitski & Co., Israel. Certain legal matters with respect to Netherlands Antilles law will be passed upon for the issuers by Zeven & Associates, Curaçao, Netherlands Antilles. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, as well as at the SEC’s regional offices. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and filed electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Our ADSs are quoted on the NASDAQ National Market under the symbol “TEVA.” You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2007, as filed with the SEC on February 29, 2008;

(2)	Our Current Reports on Form 6-K, filed with the SEC on January 10, 2008, January 17, 2008, January 22, 2008, January 30, 2008, February 21, 2008, April 3, 2008, May 12, 2008, May 20, 2008, May 23, 2008, June 26, 2008, June 30, 2008, July 18, 2008, July 22, 2008, July 23, 2008, July 29, 2008, August 13, 2008, August 19, 2008, August 26, 2008, September 3, 2008, September 15, 2008, September 16, 2008, September 23, 2008, September 24, 2008, September 25, 2008, October 16, 2008, October 22, 2008, October 27, 2008, October 28, 2008, November 4, 2008, November 7, 2008, November 10, 2008, November 13, 2008, November 19, 2008, November 20, 2008, and November 26, 2008; and

(3)	The description of Teva’s ordinary shares, par value NIS 0.10 per share and the American Depositary Shares representing the ordinary shares, contained in the registration statement on Amendment No. 1 to Form F-4, filed on October 14, 2008 (Registration Statement No. 333- 153497).

All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

ENFORCEMENT OF CIVIL LIABILITIES

Teva Pharmaceutical Industries Limited

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

(1)	the judgment was rendered by a court which was, according to the foreign country’s law, competent to render it;

(2)	the judgment is no longer appealable;

(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;

(2)	there was no due process;

(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Teva Finance II BV and Teva Finance III BV

Each of the BVs is organized under the laws of the Netherlands Antilles and its managing directors reside outside the United States, and all or a significant portion of the assets of such person may be, and substantially all of the assets of each of the BVs are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon either of the BVs or any such person or to enforce against either of the BVs or any such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. A foreign judgment would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment provided that:

(1)	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

(2)	the judgment is valid in the jurisdiction where rendered;

(3)	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

(4)	the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

(5)	the terms and conditions governing the indentures do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

(6)	the judgment is not contrary to a prior or simultaneous judgment of a competent Netherlands Antilles court.

$250,000,000 1.700% Senior Notes due 2014

$500,000,000 Floating Rate Senior Notes due 2014

PROSPECTUS SUPPLEMENT

March 16, 2011

Active Joint Book-Running Managers

BARCLAYS CAPITAL

GOLDMAN, SACHS & CO.

MORGAN STANLEY

Passive Book-Running Managers

BNP PARIBAS

CITI

HSBC

Co-Managers

CREDIT SUISSE

J.P. MORGAN